SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

Arcus Biosciences, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ARCUS BIOSCIENCES, INC.

3928 Point Eden Way

Hayward, CA 94545

(510) 694-6200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 14, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders, or the Annual Meeting, of Arcus Biosciences, Inc., a Delaware corporation (“Arcus”). The Annual Meeting will be held on Tuesday, June 14, 2022 at 8:30 a.m. Pacific Time. The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the virtual Annual Meeting and submit your questions and vote your shares online during the meeting by visiting www.virtualshareholdermeeting.com/RCUS2022 and using your 16-digit control number to enter the virtual Annual Meeting. The stockholder list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/RCUS2022. Instructions on how stockholders of record can view the stockholder list during the Annual Meeting are posted at www.virtualshareholdermeeting.com/RCUS2022. In addition, the stockholder list will be available for examination for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting at our corporate headquarters. Due to the COVID-19 pandemic, please email us at investorinfo@arcusbio.com to arrange a time to review. The Annual Meeting will be held for the following purposes:

1. To elect the Board of Directors’ four nominees for director to hold office until the 2025 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Arcus for its fiscal year ending December 31, 2022.

3. To approve, on an advisory basis, the compensation of Arcus’s named executive officers, as disclosed in this Proxy Statement.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 18, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held Virtually on Thursday, June 14, 2022.

The proxy statement and annual report to stockholders

are available at www.proxyvote.com

By Order of the Board of Directors

/s/ Terry Rosen___

Terry Rosen, Ph.D.

Chief Executive Officer and Chairman of the Board

Hayward, California

April 20, 2022

You are cordially invited to attend our Annual Meeting virtually via live webcast at www.virtualshareholdermeeting.com/RCUS2022. Whether or not you expect to attend the meeting, please vote as soon as possible. You may vote over the Internet or by a toll-free telephone number. If, however, you requested to receive paper proxy materials, then you may vote by mailing a completed, signed and dated proxy card or voting instruction card in the envelope provided with the proxy card or voting instruction card. Please note that any stockholder attending the virtual Annual Meeting that has received a 16-digit control number with their proxy materials may vote online during the meeting, even if the stockholder has already returned a proxy card or voting instruction card. Please see the instructions in the attached proxy statement and on your proxy card or voting instruction card, or on your Notice of Internet Availability of Proxy Materials previously received.

ARCUS BIOSCIENCES, INC.

3928 Point Eden Way

Hayward, CA 94545

(510) 694-6200

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2022

To be held virtually at www.virtualshareholdermeeting.com/RCUS2022 on Tuesday, June 14, 2022 at 8:30 am Pacific

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2022

This proxy statement and our 2021 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are available on our website at www.proxyvote.com. We intend to mail the notice regarding the availability of proxy materials on or about April 25, 2022 to all stockholders of record entitled to vote at the Annual Meeting.

MEETING AGENDA

Proposal No.	Proposal	Board Vote Recommendation

1	To elect the Board of Directors’ four nominees for director to hold office until the 2025 Annual Meeting of Stockholders and until their successors are duly elected and qualified.	For each Arcus director nominee

2

To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Arcus for its fiscal year ending December 31, 2022.

For

3	To approve, on an advisory basis, the compensation of Arcus’s named executive officers, as disclosed in this Proxy Statement.	For

i

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Arcus Biosciences, Inc. is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

What is included in the proxy materials?

The proxy materials include:

•
This proxy statement, which includes information regarding the proposals to be voted on at the Annual Meeting, the voting process, corporate governance, the compensation of our directors and certain executive officers, and other required information;
•
Our 2021 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2021; and
•
The proxy card or a voting instruction card for the Annual Meeting (which you will receive if you have requested paper copies of this proxy statement and our Annual Report).

We intend to mail the Notice on or about April 25, 2022 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 5, 2022.

How do I attend the Annual Meeting?

We will be hosting the Annual Meeting only by means of a live audio webcast. There will not be a physical meeting location and you will not be able to attend the meeting in person physically. The live audio webcast will be held on Tuesday, June 14, 2022, and will begin promptly at 8:30 a.m. local time. Online check-in will begin approximately 15 minutes prior to the start of the Annual Meeting. We encourage our stockholders to access the meeting in advance of the designated start time to have ample time for check-in procedures. To attend the Annual Meeting virtually via the internet, please visit www.virtualshareholdermeeting.com/RCUS2022. You will need the 16-digit control number included in the Notice, on the proxy card or on the voting instruction card.

Why are you holding a virtual Annual Meeting?

To minimize risks due to COVID, the Annual Meeting will be conducted via a live audio webcast and online shareholder tools. We have implemented the virtual format in order to provide a safe experience for our stockholders and other meeting participants, which will facilitate stockholder attendance and participation from any location around the world, at no cost. However, you will bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies. A virtual annual meeting also makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask us questions.

Who can vote at the Annual Meeting?

Stockholders of record and beneficial owners at the close of business on April 18, 2022, the record date, will be able to vote their shares electronically during the Annual Meeting by using the 16-digit control number they should have

1.

received with their proxy materials. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/RCUS2022. On this record date, there were 71,708,955 shares of common stock outstanding and entitled to vote.

If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting, but you will not be able to vote your shares or submit questions during the Annual Meeting. See caption below titled “Attending the Annual Meeting as a Guest.”

Stockholder of Record: Shares Registered in Your Name

If on April 18, 2022 your shares were registered directly in your name with Arcus’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 18, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting. Beneficial stockholders as of the record date who want to be able to attend and vote at the Annual Meeting can attend using the 16-digit control number found on the notice and instructions received from their broker or other nominee. Beneficial stockholders as of the record date who have not received a 16-digit control number should contact their broker or other nominee for instructions on how to vote.

Attending the Annual Meeting as a Guest

Guests may enter the Annual Meeting in “listen-only” mode by entering the Annual Meeting at www.virtualshareholdermeeting.com/RCUS2022 and entering the information requested in the “Guest Login” section. Guests will not have the ability to vote at the Annual Meeting.

Who can ask questions at the Annual Meeting?

If you are attending the Annual Meeting as a stockholder of record or as a beneficial owner, questions can be submitted by accessing the meeting center at www.virtualshareholdermeeting.com/RCUS2022, entering your 16-digit control number and following the instructions. Instructions on how to ask questions and participate in the Annual Meeting are posted at www.virtualshareholdermeeting.com/RCUS2022. Guests will not have the ability to ask questions during the Annual Meeting.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available for examination for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting at our corporate headquarters. Due to the COVID-19 pandemic, please email us at investorinfo@arcusbio.com to arrange a time to review. The stockholder list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/RCUS2022. Instructions on how stockholders of record can view the stockholder list during the Annual Meeting are posted at www.virtualshareholdermeeting.com/RCUS2022.

What am I voting on?

There are three matters scheduled for a vote:

•
Election of the Board of Directors' four nominees for director (Proposal 1);
•
Ratification of appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Arcus for its fiscal year ending December 31, 2022 (Proposal 2).

2.

•
To approve, on an advisory basis, the compensation of Arcus’s named executive officers as disclosed in the Proxy Statement (Proposal 3).

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote, to the extent permitted by SEC rules, on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Arcus for its fiscal year ending December 31, 2022, you may vote “For” or “Against” or abstain from voting. For the approval, on an advisory basis, of the compensation of Arcus’s named executive officers, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online even if you have already voted by proxy.

•
To vote online during the virtual Annual Meeting, attend the Annual Meeting at www.virtualshareholdermeeting.com/RCUS2022 and vote your shares during the virtual Annual Meeting. You will need your 16-digit control number provided in the Notice or proxy card in order to gain access to the virtual Annual Meeting.
•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time, on June 13, 2022, to be counted.
•
To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time, on June 13, 2022, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice or voting instruction card containing voting instructions from that organization rather than from Arcus. Simply follow the voting instructions in the Notice or voting instruction card to ensure that your vote is counted. To vote online at the virtual Annual Meeting, you can do so using the 16-digit control number found on the notice and instructions received from your broker or other agent. Beneficial stockholders as of the record date who have not received a 16-digit control number should contact their broker or other nominee for instructions on how to vote. Whether or not you plan to attend the virtual Annual Meeting, please vote by proxy as directed in your Notice or voting instruction card as soon as possible to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote online during the meeting even if you have already voted by proxy.

3.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Can I vote my shares by completing and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by telephone, by Internet, by requesting and returning a paper proxy card or voting instruction card, or by voting online at the virtual Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 18, 2022.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card by telephone, through the internet or online at the virtual Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director (Proposal 1), “For” the ratification of the independent registered public accounting firm (Proposal 2), and “For” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3). If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares, to the extent permitted by SEC rules, using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, may my broker or bank vote my shares?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposals 1 and 3 are considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2. However, if you attend the Annual Meeting using your 16-digit control number and vote your shares, then your vote will override any vote of your shares by your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

4.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•
You may submit another properly completed proxy card with a later date.
•
You may grant a subsequent proxy by telephone or through the internet.
•
You may send a timely written notice that you are revoking your proxy to Arcus Biosciences, Inc.’s Secretary at 3928 Point Eden Way, Hayward, CA 94545.
•
You may attend the virtual Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent, or if you have your 16-digit control number you may attend the virtual Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

If you wish to submit a proposal to be considered for inclusion in the proxy materials we prepare for next year’s annual meeting, your proposal must be submitted in writing by December 26, 2022, to Arcus Biosciences, Inc., 3928 Point Eden Way Hayward, CA 94545, Attention: Secretary. However, if our 2023 annual meeting of stockholders is held before May 15, 2023, or after July 14, 2023, then your proposal must be received a reasonable time before we print and mail our proxy statement for the 2023 annual meeting of stockholders.

If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so no earlier than February 14, 2023, and no later than March 16, 2023, to Arcus Biosciences, Inc., 3928 Point Eden Way Hayward, CA 94545, Attention: Secretary. If such proposal is submitted after March 16, 2023, it will be considered untimely; provided, however, that if our 2023 annual meeting of Stockholders is held before May 15, 2023, or after August 13, 2023, then your proposal must be received no earlier than 120 days prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such meeting and (b) the 10th day following the day on which notice of the date of the 2023 annual meeting of Stockholders is mailed or public disclosure is made, whichever occurs first. You are also advised to review our bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1 to elect the directors, votes “For,” “Withhold” and broker non-votes, and with respect to Proposals 2 and 3, votes “For”, “Against,” abstentions and, if applicable, broker non-votes.

5.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposals 1 and 3 are considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with those proposals.

How many votes are needed to approve each proposal?

For the election of directors, the four nominees receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of the director will be elected. Only votes “For” will affect the outcome. “Withheld” and broker non-votes will have no effect.

To be approved, Proposal No. 2, ratification of the selection of Ernst & Young LLP as Arcus’s independent registered public accounting firm for fiscal year ending December 31, 2022, must receive “For” votes from the holders of a majority of shares present or represented by proxy and cast at the meeting. If you “Abstain” from voting, your abstention will not count as a vote being cast, and will have no effect. We do not expect any broker non-votes on Proposal 2.

To be approved, Proposal No. 3, approval of the compensation of our named executive officers, must receive “For” votes from the holders of a majority of shares present or represented by proxy and cast at the meeting. Abstentions and broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present virtually at the virtual meeting, or represented by proxy. On the record date, there were 71,708,955 shares outstanding and entitled to vote. Thus, the holders of 35,854,478 shares must be present at the virtual meeting or represented by proxy at the virtual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the virtual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the virtual meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

6.

Proposal 1

Election of DirectorS

Arcus’s Board of Directors is divided into three classes, and each class has a three-year term. The terms of the Class I directors expire at the Annual Meeting, the terms of the Class II directors expire at the 2023 annual meeting of stockholders and the terms of the Class III directors expire at the 2024 annual meeting of stockholders. Vacancies on the Board may be filled only by persons appointed by a majority of the remaining directors. A director appointed by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are four directors in the class whose terms of office expire in 2022. If elected at the Annual Meeting, each of the nominees would serve until the 2025 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal. Dr. Kaneko was previously elected by our stockholders. Dr. Ribas was recommended for appointment to our Board of Directors by our chief executive officer, Mr. Machado was recommended for appointment to our Board of Directors by a non-management director, and Dr. Perlman was recommended for appointment to our Board of Directors by our chief executive officer. Dr. Ribas, Mr. Machado and Dr. Perlman were appointed as directors by our Board in October 2019, December 2019, and December 2020, respectively. We invite and encourage our directors and nominees for director to attend the Annual Meeting, but have no formal policy regarding their attendance at our annual meetings. All of the directors at the time attended the 2021 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, the four nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the four nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Arcus. Each nominee has agreed to serve if elected. Arcus’ management has no reason to believe that any nominee will be unable to serve.

The following table sets forth information regarding our directors as of February 1, 2022:

NAME	CLASS	AGE	POSITION HELD WITH THE COMPANY
Terry Rosen, Ph.D.	III	62	Chief Executive Officer, Director and Chairman
Juan Carlos Jaen, Ph.D.	II	64	President and Director
Jennifer Jarrett	III	51	Chief Operating Officer and Director
Kathryn Falberg(1)(2)	III	61	Director
Linda Higgins, Ph.D.	III	59	Director
Yasunori Kaneko, M.D.(1)(2)(3)	I	68	Director
David Lacey, M.D.(3)	II	69	Director
Nicole Lambert	II	48	Director
Patrick Machado, JD(3)	I	57	Director
Merdad Parsey, M.D., Ph.D.	II	58	Director
Andrew Perlman, M.D., Ph.D.(1)	I	74	Director
Antoni Ribas, M.D., Ph.D.	I	55	Director

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Nominating and Corporate Governance Committee.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election as Class I Directors For a Three-Year Term at the 2025 Annual Meeting

Yasunori Kaneko, MD has served as a member of our Board since May 2015. Dr. Kaneko was a Managing Director at Skyline Venture Partners, L.P., a venture capital firm, from January 1999 to January 2019. Dr. Kaneko previously served as Chief Financial Officer and Vice President, Business Development at Tularik, Inc., a biopharmaceutical

7.

company, at various times from 1992 until 1999. Dr. Kaneko served as a Senior Vice President and Chief Financial Officer of Ionis Pharmaceuticals, Inc., a pharmaceutical company, which went public in May 1991 during his tenure from 1991 to 1992. Dr. Kaneko began his career at Genentech, Inc., a biotechnology company, where he served in a business development role, from 1981 to 1987 and as head of corporate finance in the investment banking division of Paribas Capital Markets LTD, from 1987 to 1991. Dr. Kaneko is a member of the Stanford Interdisciplinary Life Sciences Council and serves on the board of Provigate Inc. Dr. Kaneko served on the board of Nippon Paint Holdings Co., Ltd. from March 2018 to March 2020, and previously served on the board of LeukoSite Inc., a biopharmaceutical company, until its merger with Millennium Pharmaceuticals, Inc. in 1999. Dr. Kaneko received an undergraduate degree and a medical degree from Keio University in Tokyo, and an M.B.A. from Stanford Graduate School of Business. We believe Dr. Kaneko is able to make valuable contributions to our Board of Directors due to his educational background in medicine, as well as his experience in the life science, pharmaceutical and related financial industries.

Patrick Machado, JD has served as a member of our Board since December 2019. Mr. Machado has over two decades of experience growing biopharmaceutical organizations from development through commercialization. He has extensive operational experience, having led finance, business development and legal functions at multiple companies. Mr. Machado co-founded and served as Chief Financial Officer and Chief Business Officer at Medivation, Inc. until his retirement in 2014 and served as a member of Medivation’s Board of Directors from 2014 until its acquisition for approximately $14 billion by Pfizer in 2016. During his tenure at Medivation, Mr. Machado helped lead the company through substantial growth and challenges, providing strong leadership during the clinical development and successful commercial launch of XTANDI® in prostate cancer. Prior to Medivation, Mr. Machado worked at ProDuct Health, Inc. where he held positions as Chief Financial Officer, Senior Vice President of Business Development and General Counsel; Mr. Machado was also responsible for working with national health plans in the U.S. to expand access to patients in need of ductal lavage. Earlier in his career, Mr. Machado served as chief legal counsel to the Chiron Technologies business unit at Chiron Corporation and led the transaction teams for all substantial Chiron Technologies collaborations. Prior to joining Chiron, Mr. Machado worked for Morrison & Foerster LLP, a leading international law firm, and for the Massachusetts Supreme Judicial Court. Mr. Machado also serves as a member of the board of directors of Adverum Biotechnologies, Inc., Chimerix, Inc., Turning Point Therapeutics, Inc. and Xenon Pharmaceuticals. In addition, Mr. Machado continued to serve on the board of directors of Roivant Sciences following its IPO in August 2021; however, he has already notified Roivant that he does not intend to stand for re-election and his board service is expected to conclude by the end of June 2022. Mr. Machado previously served on the board of directors of Axovant Sciences, Inc., Endocyte, Inc., Inotek Pharmaceuticals Corporation (now Rocket Pharmaceuticals, Inc.), Medivation, Inc., Principia Biopharma Inc. and SCYNEXIS, Inc. Mr. Machado received his J.D. degree from Harvard Law School and holds both a Bachelor of Science degree in Economics and a Bachelor of Arts degree in German from Santa Clara University in California. We believe Mr. Machado is able to make valuable contributions to our Board of Directors due to his extensive business experience as an executive in the pharmaceutical industry.

Andrew Perlman, MD, Ph.D. has served as a member of our Board since December 2020. Dr. Perlman currently serves as Managing Director and Head of non-clinical Development of X-37, LLC, an artificial intelligence-enabled drug discovery company since November 2018. He is also Managing Director and Chief Medical Officer of Velocity Pharmaceutical Development, a pharmaceutical company that acquires attractive drug candidates and rapidly advances them through a commercially relevant clinical proof-of-concept, a position he has held since 2011. Dr. Perlman also served as President of Vitesse Biologics, a biotech company focused on the development of antibody and protein-based therapeutics in the areas of immunology, hematology, and oncology, which was a joint collaboration among Velocity Pharmaceutical Development, Shire and the Mayo Clinic, until its acquisition in December 2020. From 2004 to October 2016, Dr. Perlman was CEO at Innate Immune Inc., a biotech company focused on developing therapies for asthma and autoimmune diseases. From 1993 to 2004, Dr. Perlman served as Vice President and then Executive Vice President of Tularik Inc. (acquired by Amgen), except for nine months in 2002 when he served as CEO of Affymax. At Tularik, Dr, Perlman’s responsibilities included clinical trial design and implementation, business development and financing activities, culminating with Tularik's acquisition by Amgen in 2004 for $1.3 billion. Dr. Perlman began his notable career in drug development at Genentech, where he played a key role in the development, FDA approval, and marketing of Nutropin, a human growth hormone, and was responsible for the development of Genentech’s portfolio of endocrine drugs and drug candidates. Dr. Perlman also serves as an advisor to various companies, including venture capital firms 8VC, Avestria Ventures and V2M Capital and biotechnology companies Hexagon Bio, Hinge Bio, Mantra Bio, and Shasqi. Dr. Perlman has a B.S. from MIT, an M.D. and a Ph.D.

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in physiology from New York University. He did his Ph.D. research in the laboratory of Nobel laureate Professor Eric Kandel and received postgraduate clinical training at Stanford School of Medicine and NYU. From 1984 to 1987 he was an assistant professor at Stanford University where he engaged in clinical work, teaching and research on hypertension. We believe Dr. Perlman is able to make valuable contributions to our Board of Directors due to his extensive business, finance and development experience in the biopharmaceutical industry.

Antoni Ribas, MD, Ph.D. has served as a member of our Board since October 2019. Dr. Ribas is an internationally recognized physician-scientist who conducts translational and clinical research aimed at understanding how the immune system can be used to treat cancer. He has been a leader in the research and clinical development of multiple types of therapeutic agents, including immune checkpoint inhibitors, gene-engineered T cells, and BRAF-targeted therapies. His efforts have been instrumental in transforming the treatment paradigm for oncology patients, particularly those with malignant melanoma, having served as principal investigator for multiple trials, including those involving the breakthrough cancer therapy, Keytruda®. Dr. Ribas is Professor of Medicine, Surgery, and Molecular and Medical Pharmacology at the University of California Los Angeles (UCLA), Director of the Tumor Immunology Program at the UCLA Jonsson Comprehensive Cancer Center, and Director of the Parker Institute for Cancer Immunotherapy Center at UCLA. He was the President for the American Association for Cancer Research (AACR) from 2020 to 2021. Dr. Ribas has founded or advised several successful biopharma companies in addition to Arcus, such as Kite Pharma and Flexus Biosciences. Most recently, he co-founded PACT Pharma, a company developing personalized cancer neoantigen-targeted T cell therapies, together with Professors David Baltimore and Jim Heath and Arcus co-founders, Terry Rosen and Juan Jaen. Dr. Ribas has been a member of the Arcus Scientific Advisory Board since its creation in 2015 and also serves on its Clinical Advisory Board. Dr. Ribas received MD and Ph.D. degrees from the Universidad de Barcelona (Spain). He completed his internship and residency in medical oncology at the University Hospital Vall d’Hebron (Barcelona, Spain) and conducted postdoctoral research at UCLA. Following a fellowship in hematology/oncology in the Department of Medicine at UCLA, he has held numerous faculty and administrative positions at UCLA since 2001. Dr. Ribas has received a myriad of awards and honors, including the AACR-CRI Lloyd J. Old Award in Cancer Immunology, the AACR Richard and Hinda Rosenthal Award and the National Cancer Institute (NCI) Outstanding Investigator Award. Dr. Ribas has also served on the board of directors of leading scientific organizations such as the AACR and the Society for Immunotherapy for Cancer (SITC). We believe Dr. Ribas is able to make valuable contributions to our Board of Directors due to his extensive experience in medicine and clinical research.

The Board Of Directors Recommends

A Vote In Favor Of Each Nominee.

Directors Continuing in Office as a Class II Director Until the 2023 Annual Meeting

Juan Carlos Jaen, Ph.D. is our co-founder and has served as our President since May 2015 and as a member of our Board since April 2015. He also served as the President of PACT Pharma, Inc., a biopharmaceutical company, from November 2016 until December 2017. Immediately prior to the founding of our company, Dr. Jaen served briefly in April 2015 as the President of FLX Bio, Inc. Previously, Dr. Jaen co-founded (with Dr. Rosen) and served as the President and Head of Research and Development at Flexus Biosciences, Inc. from October 2013 to April 2015, when it was acquired by Bristol-Myers Squibb. Prior to that, Dr. Jaen served as Senior Vice President of Drug Discovery and as the Chief Scientific Officer of ChemoCentryx, Inc., a biopharmaceutical company, from 2007 to September 2013. From 2004 to 2006, Dr. Jaen was Vice President of Chemistry at Amgen Inc. and from 1996 to 2004, Dr. Jaen held positions as Director of Medicinal Chemistry and Vice President of Chemistry at Tularik, Inc. Prior to that, Dr. Jaen held several positions in drug discovery and program management, from 1983 to 1996, at the Parke-Davis Pharmaceutical Research division of Warner-Lambert Company, a pharmaceutical company. Dr. Jaen also serves on the board of directors of the Bella Charitable Foundation, Breakpoint Therapeutics GmbH, Hexagon Bio, Inc., PACT Pharma, Inc., R2M Pharma, Inc. and Shasqi, Inc. Dr. Jaen holds a B.S. in Chemistry from the Universidad Complutense de Madrid and a Ph.D. in Organic Chemistry from the University of Michigan. We believe that Dr. Jaen should serve as a director based on his position as one of our founders and as our President, his extensive experience in general management and business development and his experience in the field of biomedical research.

David Lacey, MD has served as a member of our Board since May 2020. Dr. Lacey was Senior Vice President of Discovery Research at Amgen from 2006 to 2011 and was at Amgen from 1994 to 2011. At the end of his tenure he oversaw a research organization of ~1200 encompassing four broad therapeutic areas: Inflammation, Oncology, Metabolic Disorders and Neurosciences that utilized both large and small molecules to interdict validated targets

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across these focus areas. Kepivance, Prolia, Xgeva, and Repatha were among a number of drugs that emerged from Amgen laboratories while under his supervision. Since retiring from Amgen he has assisted a number of private companies either as a scientific adviser or independent director, sometimes both. He currently serves on the Board of Directors of Atreca, Inbiomotion, and Nurix, and previously served on the Board of Directors of Argenx and UNITY Biotechnology. He obtained both his B.A. and M.D. from the University of Colorado and received his formal training in Anatomic Pathology at Washington University in St. Louis, Missouri. We believe Dr. Lacey is able to make valuable contributions to our Board of Directors due to his extensive experience in drug discovery and management of large research organizations.

Nicole Lambert has served as a member of our Board since August 2021. Ms. Lambert is currently the Chief Operating Officer of Myriad Genetics, a genetic testing and precision medicine company, where she is responsible for accelerating the company’s transformation and growth plans, elevating products to their full potential, and implementing operational efficiencies to better serve patients and healthcare providers. Ms. Lambert continues to serve as Group President of Myriad Oncology, Myriad Women’s Health and Myriad International, a role she has held since April 2019. Previously, Ms. Lambert served as General Manager for the Oncology business from July 2018 to February 2019, and General Manager for the Urology business unit from June 2015 to June 2018. Ms. Lambert joined Myriad in 2001. Prior to Myriad, she was a genetic councilor at LabCorp. Ms. Lambert received her bachelor's degree in Biology and Sociology from Boston College and her master’s degree in Genetic Counseling from Mt. Sinai School of Medicine at New York University. We believe Ms. Lambert is able to make valuable contributions to our Board of Directors due to her extensive commercial experience.

Merdad Parsey, MD, Ph.D. has served as a member of our Board since July 2020. Dr. Parsey is currently the Chief Medical Officer of Gilead Sciences, a biopharmaceutical company, where he is responsible for overseeing Gilead’s global clinical development and medical affairs organizations, a role he has held since November 2019. From October 2015 to November 2019, Dr. Parsey served as Senior Vice President of Early Clinical Development at Genentech, a biotechnology company, where he led clinical development for areas including inflammation, oncology and infectious diseases. Prior to Genentech, Dr. Parsey served as President and CEO of 3-V Biosciences (now Sagimet BioSciences). Prior to Sagimet BioSciences, Dr. Parsey held development roles at Sepracor, Regeneron and Merck and was Assistant Professor of Medicine and Director of Critical Care Medicine at the New York University School of Medicine. Dr. Parsey completed his MD and Ph.D. at the University of Maryland, Baltimore, his residency in Internal Medicine at Stanford University and his fellowship in Pulmonary and Critical Care Medicine at the University of Colorado. He currently also serves on the Board of Directors for Sagimet BioSciences. Dr. Parsey was selected to be appointed to Arcus’s Board of Directors pursuant to the investor rights agreement between Arcus and Gilead and we believe he is able to make valuable contributions to our Board of Directors due to his extensive clinical development experience.

Directors Continuing in Office as a Class III Director Until the 2024 Annual Meeting

Kathryn Falberg has served as a member of our Board since September 2017. She served as the Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc, a biopharmaceutical company, from March 2012 to March 2014, after serving as its Senior Vice President and Chief Financial Officer since December 2009. From 2001 through 2009, Ms. Falberg worked with a number of smaller companies while serving as a corporate director and audit committee chair for several companies. From 1995 to 2001, Ms. Falberg was with Amgen, Inc., where she served as Senior Vice President, Finance and Strategy, and Chief Financial Officer and prior to that as Vice President, Chief Accounting Officer, and Vice President, Treasurer. Ms. Falberg holds an M.B.A. in Finance and B.A. in Economics from the University of California, Los Angeles and is an inactive certified public accountant. Ms. Falberg also serves as a member of the boards of directors, and on the audit committees, of biopharmaceutical companies Nuvation Bio, Tricida Inc. and Urogen Pharma Ltd., and is a member of the board of directors of a technology company, The Trade Desk, Inc. Ms. Falberg previously served on the boards of directors of Aimmune Therapeutics, Inc., aTyr Pharma, Inc., Axovant Sciences, Ltd., BioMarin Pharmaceutical Inc., Halozyme Therapeutics, Inc., Medivation, Inc. and multiple other companies. We believe Ms. Falberg is able to make valuable contributions to our Board of Directors due to her extensive business experience as an executive in the pharmaceutical industry and her service as a director and audit committee member of various other companies.

Linda Higgins, Ph.D. has served as a member of our Board since August 2021. Dr. Higgins is currently the Senior Vice President Research, External Innovation at Gilead Sciences. Dr. Higgins joined Gilead in 2010 and in her first

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nine years led Biology, leading a significant expansion of the therapeutic area scope and capabilities of the department. Prior to joining Gilead, Dr. Higgins previously served as the President & CEO of InteKrin Therapeutics and as Head of Research at Scios, Inc., a Johnson & Johnson company, where she provided leadership for drug discovery, preclinical development, and translational medicine. Dr. Higgins obtained her B.A. degree in Behavioral Physiology from Kenyon College and her Ph.D. in Neuroscience from the University of California, San Diego School of Medicine and conducted her post-doctoral research in Molecular Genetics at the Howard Hughes Medical Institute at the University of California, Berkeley. Dr. Higgins currently serves on the Supervisory Board of Galapagos and the Board of Directors of Tizona Therapeutics. Dr. Higgins was selected to be appointed to Arcus’s Board of Directors pursuant to the investor rights agreement between Arcus and Gilead and we believe she is able to make valuable contributions to our Board of Directors due to her extensive research and business experience.

Jennifer Jarrett has served as our Chief Operating Officer since October 2020 and as a member of our Board since January 2019. Ms. Jarrett served as Vice President, Corporate Development and Capital Markets at Uber, Inc., a technology company providing a platform for mobility, delivery and freight services, from January 2019 to October 2020 and prior to that, served as our Chief Operating and Financial Officer from June 2018 to January 2019, and as our Chief Business Officer and Chief Financial Officer from March 2017 to June 2018. From April 2016 to September 2016, Ms. Jarrett was the Chief Financial Officer of Medivation, Inc., a biopharmaceutical company, which was acquired by Pfizer Inc. Prior to that, Ms. Jarrett spent 20 years in investment banking, most recently as Managing Director at Citigroup from July 2010 to April 2016, where she was responsible for managing their west coast life sciences investment banking practice. Before that, Ms. Jarrett was a Director and Managing Director at Credit Suisse from 2000 to 2010, and an associate at Donaldson, Lufkin & Jenrette from 1998 to 2000. During her tenure as an investment banker, Ms. Jarrett covered biotechnology and pharmaceutical companies, primarily in the San Francisco Bay Area. She currently serves on the board of directors of Syndax Pharmaceuticals, Inc., and previously served on the board of Arena Pharmaceuticals, Inc. until its acquisition by Pfizer in March 2022, Audentes Therapeutics until its acquisition by Astellas Pharma Inc. in January 2020 and Consonance HFW. Ms. Jarrett holds a B.A. in Economics, cum laude, from Dartmouth College and an M.B.A. from Stanford Graduate School of Business. We believe that Ms. Jarrett should serve as a director due to her extensive business experience in the pharmaceutical industry, her deep operational knowledge of the company and her service as a director of various other biopharmaceutical companies.

Terry Rosen, Ph.D. is our co-founder and has served as the Chairman of our Board of Directors since December 2017, our Chief Executive Officer since May 2015 and as a member of our Board since April 2015. He also served as the Chief Executive Officer of PACT Pharma, Inc., a biopharmaceutical company, from November 2016 to December 2017. Immediately prior to the founding of our company, Dr. Rosen served briefly in April 2015 as the Chief Executive Officer of FLX Bio, Inc., a biopharmaceutical company that was spun-off by Flexus Biosciences, Inc., a biopharmaceutical company. Previously, Dr. Rosen co-founded (with Dr. Jaen) and served as the Chief Executive Officer of Flexus Biosciences, Inc. from October 2013 to April 2015, when it was acquired by Bristol-Myers Squibb. Prior to that, Dr. Rosen was at Amgen, Inc., a biopharmaceutical company, from 2004 to January 2013 where he most recently served as Vice President of Therapeutic Discovery from 2011 to January 2013. He also worked at Tularik Inc., a biopharmaceutical company, from 1993 to 2004 when it was acquired by Amgen, Pfizer Central Research, a biopharmaceutical company, from 1987 to 1993, and Abbott Laboratories, a health care company, from 1985 to 1987. Dr. Rosen serves on the Berkeley Board of Visitors and on the board of trustees of the Berkeley Foundation, the California Life Sciences Association, and the Salk Institute. He also serves on the boards of Epiodyne, Inc., Ideaya Biosciences, Inc., PACT Pharma, Simcha Therapeutics Holding Company, LLC and Sonoma Biotherapeutics. Dr. Rosen also serves on the scientific advisory board of Sirenas, LLC. Dr. Rosen holds a B.S. in Chemistry from the University of Michigan and a Ph.D. in Chemistry from the University of California, Berkeley. We believe that Dr. Rosen should serve as a director based on his position as one of our founders and as our Chief Executive Officer, his extensive experience in general management and business development and his experience in the field of biosciences.

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Diversity

While we do not have a formal policy with respect to diversity, our Board of Directors values overall diversity among members of our Board in order to provide us with a range of viewpoints. Of our twelve directors, four self-identify as female and five self-identify as being from an underrepresented community, meaning that they self-identify as Black, African American, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native or as lesbian, gay, bisexual or transgender.

Board Diversity
Total number of directors	12
	Female	Male
Part I: Gender Identity
Directors	4	8
Part II: Demographic Background
Hispanic or Latinx	0	2
Asian	0	1
White	4	4
Preferred Response Not Listed Above	0	1
LGBTQ+	2

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corporate governance

Independence of The Board of Directors

As required under the New York Stock Exchange (“NYSE”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with Arcus’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NYSE, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Arcus, its senior management and its independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NYSE listing standards: Ms. Falberg, Dr. Kaneko, Dr. Lacey, Ms. Lambert, Mr. Machado, Dr. Perlman and Dr. Ribas. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with Arcus. Dr. Rosen, Dr. Jaen and Ms. Jarrett are not independent by virtue of being executive officers of Arcus, and Drs. Higgins and Parsey are not independent by virtue of their relationship with Gilead.

Board Leadership Structure

Our Bylaws and Corporate Governance Guidelines provide our Board with the flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer. Dr. Rosen, our Chief Executive Officer, currently serves as our Chairman of the Board and Dr. Kaneko serves as our lead independent director. As lead independent director, Dr. Kaneko presides over periodic meetings of our independent directors, serves as a liaison between our Chief Executive Officer and the independent directors and performs such additional duties as our Board of Directors may otherwise determine and delegate. We believe that our current leadership structure is appropriate as it allows our Board of Directors to benefit from Dr. Rosen’s in-depth knowledge of our business in formulating and implementing strategic initiatives, provides a unified leadership to confront challenges facing our business, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. We will continue to periodically review our leadership structure and may make changes in the future if appropriate.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure. Our executive officers are responsible for the day-to-day management of the material risks we face. Our Board of Directors administers its oversight function directly as a whole, as well as through various standing committees that address risks inherent in their respective areas of oversight. Our Audit Committee oversees the management of risks associated with our financial reporting, accounting and auditing matters; our Compensation Committee oversees the management of risks associated with our compensation policies and programs; and our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board of Directors and director succession planning. In connection with the COVID-19 outbreak, our Board has received regular updates from management on its impact to our employees, operations and business, and has input into the company’s evolving risk mitigation plans.

Meetings of The Board of Directors

The Board of Directors met twelve times during the last fiscal year. As required under applicable NYSE listing standards, in fiscal year 2021, Arcus’s independent directors met in regularly scheduled executive sessions at which only independent directors were present. All of our directors, other than Ms. Lambert who was absent from one meeting following her appointment in August 2021, attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

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Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2021 for each of the Board committees (Drs. Rosen, Jaen, Higgins, Parsey and Ribas, and Mses. Jarrett and Lambert did not serve on any committees in 2021 or to date):

Name	Audit	Compensation	Nominating and Corporate Governance
Kathryn Falberg	x*	x
Yasunori Kaneko	x	x*	x*
David Lacey(1)	x		x
Patrick Machado			x
Andrew Perlman(1)	x		x
Total meetings in fiscal 2021	6	7	4

* Committee Chairperson

(1) In April 2021, the Board of Directors appointed Dr. Perlman to the Audit Committee in place of Dr. Lacey and appointed Dr. Lacey to the Nominating and Corporate Governance Committee in place of Dr. Perlman.

Below is a description of each committee of the Board of Directors.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Arcus.

Audit Committee

The Audit Committee of the Board of Directors is established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee Arcus’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee assists our Board of Directors with:

•
its oversight of the integrity of our consolidated financial statements;
•
our compliance with legal and regulatory requirements; the qualifications, independence and performance of the independent registered public accounting firm; and
•
the design and implementation of our financial risk assessment and risk management.

Among other things, our Audit Committee is responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures. The Audit Committee also discusses with our management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our consolidated financial statements, and the results of the audit, quarterly reviews of our consolidated financial statements and, as appropriate, initiates inquiries into certain aspects of our financial affairs. Our Audit Committee is responsible for establishing and overseeing procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, our Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our Audit Committee has sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. Our Audit Committee reviews and oversees all related person transactions in accordance with our policies and procedures.

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The Audit Committee is currently composed of the three following directors: Ms. Falberg, Dr. Kaneko and Dr. Perlman. Each member of our Audit Committee is independent under the rules and regulations of the SEC and the listing standards of the New York Stock Exchange applicable to audit committee members. Ms. Falberg is the chair of the Audit Committee. Our Board of Directors has determined that each of Ms. Falberg and Dr. Kaneko qualify as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the New York Stock Exchange. In addition, our Board of Directors has determined that Ms. Falberg’s simultaneous service on the audit committees of three other public companies does not impair the ability of Ms. Falberg to effectively serve on the Audit Committee. The Board of Directors has adopted a written Audit Committee charter that is available to stockholders on Arcus’s website at www.arcusbio.com.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2021.

Kathryn Falberg (Chair)

Yasunori Kaneko, M.D.

Andrew Perlman, M.D., Ph.D.

Compensation Committee

The Compensation Committee is composed of two directors: Dr. Kaneko and Ms. Falberg. Each member of the Compensation Committee is independent (as independence is currently defined in NYSE Listed Company Manual Section 303A.02 as applied to compensation committee members). The Board has adopted a written Compensation Committee charter that is available to stockholders on Arcus’s website at www.arcusbio.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee Arcus’s compensation strategy, policies, plans and programs, including:

•
establishment of corporate and individual performance objectives relevant to the compensation of Arcus’s directors, officers and employees and evaluation of performance in light of these stated objectives;
•
review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers and directors; and
•
administration of Arcus’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Arcus. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of Arcus, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight

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of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Our Compensation Committee engaged Radford, Inc. (“Radford”), a nationally-recognized compensation consulting firm, to assist the Compensation Committee in developing appropriate incentive plans for our directors and executives on an annual basis, to provide the Compensation Committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. The Compensation Committee reviewed the independence of Radford, taking into consideration the six factors prescribed by the SEC and NYSE. Based on this assessment, the Compensation Committee determined that the engagement of Radford does not raise any conflicts of interest. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In 2018, the Compensation Committee formed an Equity Committee, currently composed of Dr. Jaen, to which it delegated authority to grant, without any further action required by the Compensation Committee, equity awards to employees who are not officers of Arcus. The purpose of this delegation of authority is to enhance the flexibility of equity administration within Arcus and to facilitate the timely grant of equity awards to non-management employees, including any annual grants to continuing employees, within specified limits approved by the Compensation Committee.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2021 are described in greater detail in the “Executive Compensation” section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As noted above, Arcus’s Compensation Committee consists of Dr. Kaneko and Ms. Falberg. None of the members of our Compensation Committee has at any time during the past three years been one of our officers or employees. None of our executive officers currently serves or in the prior three years has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Compensation Committee Report(1)

The Compensation Committee of the Board of Directors of Arcus Biosciences, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Arcus Biosciences, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Yasunori Kaneko, M.D. (Chair)

Kathryn Falberg

(1) The material in this report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Arcus under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of Arcus (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and recommending to the board a set of corporate governance principles for Arcus.

16.

The Nominating and Corporate Governance Committee is composed of three directors: Dr. Kaneko, Dr. Lacey and Mr. Machado . Dr. Kaneko is the chair of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in NYSE Listed Company Manual Section 303A.02). The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on Arcus’s website, www.arcusbio.com.

The Nominating and Corporate Governance Committee considers several factors in evaluating potential candidates for the Board. The director qualifications that the Nominating and Corporate Governance Committee has developed to date focus on what the Nominating and Corporate Governance Committee believes to be essential competencies to effectively serve on the Board, including possessing relevant expertise upon which to be able to offer advice and guidance to management, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, having the commitment to rigorously represent the long-term interests of our stockholders, and having sufficient time to devote to the affairs of Arcus. The Nominating and Corporate Governance Committee identifies potential candidates by using its network of contacts as well as solicits additional potential candidates from the Board.

The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of individual backgrounds and complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee Arcus’s business and operations.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at 3928 Point Eden Way, Hayward, CA 94545 at least 120 days prior to the anniversary date of the mailing of the proxy statement for the last annual meeting of stockholders and must include the following information:

•
name and address of the nominating stockholder;
•
a representation that the nominating stockholder is a record holder;
•
a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified;
•
information regarding each nominee that would be required to be included in a proxy statement;
•
a description of any arrangements or understandings between the nominating stockholder and the nominee; and
•
the consent of each nominee to serve as a director, if elected.

The Nominating and Corporate Governance Committee will evaluate candidates recommended by a stockholder in the same manner as candidates identified any other person, including members of the Board.

Stockholder Communications With The Board Of Directors

Stockholders and any interested party may direct correspondence to our Board or an individual director, including Dr. Kaneko, our lead independent director, to our Corporate Secretary at our principal executive offices at 3928 Point Eden Way, Hayward, CA 94545. The Corporate Secretary will review all correspondence and will forward the communications on to the relevant individual director or the whole Board; however, the Corporate Secretary generally will not forward communications that are primarily solicitations for products or services, matters of a personal nature that are not relevant for stockholders, matters that are of a type that render them improper or irrelevant to the functioning of the Board, or requests for general information about Arcus.

17.

Code of Conduct and Ethics

Arcus has adopted the Arcus Biosciences, Inc. Code of Conduct and Ethics that applies to all officers, directors and employees. The Code of Conduct and Ethics is available on Arcus’s website at www.arcusbio.com. If Arcus makes any substantive amendments to the Code of Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, Arcus will promptly disclose the nature of the amendment or waiver on its website or in a Current Report on Form 8-K.

Corporate Governance Guidelines

The Board of Directors adopted Corporate Governance Guidelines to document the governance practices followed by Arcus and to assure that the Board will have the necessary authority and practices in place to review and evaluate Arcus’s business operations as needed and to make decisions that are independent of Arcus’s management. The guidelines are also intended to align the interests of directors and management with those of Arcus’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.arcusbio.com.

Hedging Policy

Our Insider Trading Policy provides that directors, officers and employees should not (i) engage in any short sales, (ii) acquire, sell, or trade in any interest or position relating to the future price of Arcus’s securities, such as a put or call option, nor (iii) borrow from a brokerage firm, bank or similar entity in order to purchase Arcus securities.

18.

Proposal 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Arcus’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Arcus’s financial statements since 2016. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Arcus’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Arcus’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Arcus and its stockholders.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and cast on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Arcus for the fiscal years end December 31, 2021 and 2020, by Ernst & Young LLP, Arcus’s principal accountant (in thousands):

	Fiscal Year Ended
	2021	2020
Audit Fees (1)	$1,880	$2,061
Audit-related Fees	-	-
Tax Fees (2)	26	-
All Other Fees (3)	2	-
Total Fees	$1,908	$2,061

(1) Consists of the aggregate fees billed for professional services rendered for the audit of our annual financial statements included in our annual reports on Form 10-K; review of our interim financial statement included in our quarterly reports on Form 10-Q; consultation on technical accounting matters; assistance with registration statements filed with the SEC; and the issuance of comfort letters and consents.

(2) Consists of fees billed for professional services rendered for tax compliance and studies of our research and development tax credits.

(3) Consists of fees billed in the indicated year for an annual subscription to Ernst & Young LLP's online resource library.

All fees described above were pre-approved by the Audit Committee.

19.

In connection with Arcus’s engagement of Ernst & Young LLP, Arcus entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for Arcus, which is subject to alternative dispute resolution procedures.

Pre-Approval Policies and Procedures

The Audit Committee must pre-approve audit and non-audit services rendered by Arcus’s independent registered public accounting firm, Ernst & Young. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee has approved all services by Ernst & Young prior to performance of the services.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

20.

Proposal 3

ADVISORY VOTE on executive COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, Arcus’s stockholders are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of our named executive officers as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Arcus’s named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our stockholders have recommended, and our Board has approved, a frequency of each year for advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will be at our 2023 Annual Meeting of Stockholders.

The compensation of Arcus’s named executive officers subject to the vote is disclosed in the “Compensation Discussion and Analysis,” compensation tables, and related narrative disclosure contained in this Proxy Statement. Arcus’s executive compensation program is focused on pay-for-performance with a goal of providing competitive overall compensation that attracts and retains top performers and aligns their interests with those of Arcus’s stockholders. Approximately 92% of the votes cast on the say-on-pay proposal at our 2021 annual meeting of stockholders voted in support of the compensation paid to our named executive officers for 2020. We are again requesting your non-binding vote on the following resolution:

“RESOLVED, that the compensation paid to Arcus’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Although the vote is an advisory vote only and is not binding on us or the Board, the Compensation Committee and the Board value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions. Your vote will serve as an additional tool to guide the Compensation Committee and Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders.

Vote Required; Recommendation of the Board of Directors

The affirmative votes of a majority of shares cast is required for approval of this proposal. Votes “For” and “Against” will affect the outcome. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 3.

21.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information as to the beneficial ownership of our common stock as of March 1, 2022, for:

•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•
each Named Executive Officer;
•
each of our directors; and
•
all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Common stock subject to options that are currently exercisable or exercisable within 60 days of March 1, 2022, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentages of beneficial ownership of our common stock in the table is based on 71,243,406 shares of common stock issued and outstanding on March 1, 2022.

Name of Beneficial Owners	Shares Owned	Shares that May be Acquired Within 60 days	Total Shares Beneficially Owned	Percentage of Beneficial Ownership
5% Stockholders (other than Directors or Named Executive Officers):
Gilead Sciences, Inc. (1)	13,813,029	17,107,079	30,920,108	35.0%
Entities associated with EcoR1 Capital, LLC (2)	5,523,358	-	5,523,358	7.8%
BlackRock, Inc. (3)	4,129,929	-	4,129,929	5.8%
Directors and Named Executive Officers:
Terry Rosen, Ph.D. (4)	4,278,414	464,063	4,742,477	6.6%
Robert C. Goeltz II	7,019	131,511	138,530	*
Juan Carlos Jaen, Ph.D. (5)	1,423,397	319,141	1,742,538	2.4%
Jennifer Jarrett	90,595	900,930	991,525	1.4%
Carolyn Tang	17,564	319,782	337,346	*
William Grossman, M.D., Ph.D.	29,778	21,094	50,872	*
Kathryn Falberg (6)	185,610	49,000	234,610	*
Linda Higgins, Ph.D.	-	-	-	*
Yasunori Kaneko, M.D. (7)	896,655	14,000	910,655	1.3%
David Lacey, M.D.	35,352	36,944	72,296	*
Nicole Lambert	-	4,822	4,822	*
Patrick Machado, JD	3,000	52,889	55,889	*
Merdad Parsey, M.D., Ph.D.	-	-	-	*
Andrew Perlman, M.D., Ph.D.	4,025	9,333	13,358	*
Antoni Ribas, M.D., Ph.D. (8)	16,603	60,667	77,270	*
All current directors and executive officers as a group
(14 persons) (9)	6,958,234	2,363,082	9,321,316	12.7%

* Represents beneficial ownership of less than one percent of the outstanding common stock.

(1) Based on Schedule 13D filed with the SEC on February 2, 2021, reporting beneficial ownership as of January 31, 2021. The number of shares that may be acquired within 60 days is the number of shares that may be acquired pursuant to the terms of the Amended and Restated Common Stock Purchase Agreement, dated January 31, 2021 between Gilead and Arcus, which number is the maximum that will cause Gilead’s beneficial ownership to be 35.0% subsequent to the issuance of such shares. The principal business address of Gilead is 333 Lakeside Drive, Foster City, California 94404.

(2) Based on Schedule 13G filed with the SEC on February 14, 2022, reporting beneficial ownership as of December 31, 2021. Each of EcoR1 Capital, LLC, Oleg Nodelman and EcoR1 Capital Fund Qualified, L.P. have shared voting and dispositive power with respect to these shares. The principal business address of EcoR1 Capital, LLC, Mr. Nodelman and EcoR1 Capital Fund Qualified, L.P. is 357 Tehama Street #3, San Francisco, CA 94103.

(3) Based on Schedule 13G filed with the SEC on February 4, 2022, reporting beneficial ownership as of December 31, 2021. Blackrock, Inc. has sole voting power with respect to 3,997,553 of these shares and sole dispositive power over all of these shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

22.

(4) Shares owned includes 4,066,844 shares of common stock held by trusts, of which 311,900 shares are held in family trusts in which Dr. Rosen has no pecuniary interest but retains voting and dispositive power.

(5) Shares owned includes 1,222,240 shares of common stock held by trusts.

(6) Shares owned includes 102,106 shares of common stock held by trusts.

(7) Shares owned consists of (a) 505,050 shares of common stock held by Kaneko Capital, LLC, (b) 252,524 shares of common stock held by Kaneko Investments, LLC, and (c) 139,081 shares of common stock held by trusts.

(8) Shares owned includes 8,553 shares of common stock held by trusts.

(9) Consists of the number of shares beneficially owned by all current executive officers and directors as of March 1, 2022.

Executive officers

The following table sets forth information regarding our executive officers as of April 1, 2022:

NAME	AGE	POSITION HELD WITH THE COMPANY
Terry Rosen, Ph.D.	63	Chief Executive Officer, Director and Chairman
Robert C. Goeltz, II	49	Principal Financial and Accounting Officer, Chief Financial Officer
Juan Carlos Jaen, Ph.D.	64	President and Director
Jennifer Jarrett	51	Chief Operating Officer and Director
Carolyn Tang	43	General Counsel

For a biography of each of Dr. Rosen, Dr. Jaen and Ms. Jarrett, see “Proposal 1 – Election of Directors.”

Robert C. Goeltz II has served as our Chief Financial Officer since August 2020. Mr. Goeltz joined Arcus from UNITY Biotechnology, Inc., a healthcare company focused on age-associated diseases, where he served as Chief Financial Officer and Senior Vice President from September 2017 to July 2020, in which position he was responsible for investor and public relations, accounting, financial planning and analysis, information systems, real estate, insurance, procurement and facilities. Prior to Unity, Mr. Goeltz was Chief Financial Officer and Senior Vice President at CytomX Therapeutics, Inc., a biotechnology company focused on cancer therapeutics, from May 2015 to May 2017, in which position he was responsible for investor relations, finance, real estate, insurance, procurement, facilities and information systems. Prior to that, Mr. Goeltz served as Chief Financial Officer of Onyx Pharmaceuticals, Inc. after its acquisition by Amgen Inc., from October 2013 until May 2015. Previously, Mr. Goeltz held roles of increasing responsibility at Amgen, including in Business Development, Commercial Finance, R&D Finance and Corporate Accounting from 2004 to 2013. He began his career working in the audit practice of Ernst & Young LLP. Mr. Goeltz received a B.B.A. in Business from Emory University and an M.B.A. from the UCLA Anderson School of Management. He is also a Certified Public Accountant (inactive).

Carolyn Tang has served as our General Counsel since September 2019. Ms. Tang joined Arcus in July 2017, and previously held the role of Vice President of Legal starting in August 2018 and Head of Legal from July 2017. From July 2015 to March 2017, Ms. Tang was Director of Securities and Transactions at Medivation, Inc., a biopharmaceutical company, where she was responsible for securities, corporate governance and strategic transactions until the company’s acquisition by Pfizer, Inc. From 2004 to 2015, Ms. Tang was at InterMune, Inc., a biotechnology company focused on pulmonology and orphan fibrotic diseases, ultimately having responsibility for the company’s global intellectual property portfolio, strategic transactions, and supporting the company’s corporate and securities activities, including the establishment and administration of its European subsidiaries, until InterMune’s acquisition by Roche Holdings, Inc. Ms. Tang received her law degree from Santa Clara University School of Law and her B.A. in Molecular and Cell Biology, with an emphasis in Neurobiology, from the University of California at Berkeley.

23.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the fiscal year ended December 31, 2021, for the following “Named Executive Officers”, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement:

•
Terry Rosen, Ph.D., our Chief Executive Officer
•
Juan C. Jaen, Ph.D., our President
•
Jennifer Jarrett, our Chief Operating Officer
•
Bob Goeltz, our Chief Financial Officer
•
Carolyn Tang, our General Counsel
•
William Grossman, M.D., Ph.D., our former Chief Medical Officer

This discussion and analysis is intended to enhance your understanding of the information provided in the compensation tables below and to provide additional context regarding our overall executive compensation program.

Executive Summary

We are a clinical-stage biopharmaceutical company focused on creating best-in-class cancer therapies. Founded in 2015, we have advanced six investigational products into clinical development. Our deep portfolio of novel small molecules and enabling antibodies allows us to create highly differentiated combination therapies. Our vision is to create, develop and commercialize highly differentiated combination cancer therapies that have a meaningful impact on patients.

To efficiently advance our portfolio, in 2020 we entered into an Option, License and Collaboration Agreement (Gilead Collaboration Agreement) with Gilead Sciences, Inc. (Gilead) that provides us with a worldwide co-development partner while allowing us to retain rights to co-commercialize in the United States. Gilead has the right to commercialize outside of the United States, subject to the rights of our existing partners. To date, Gilead has obtained licenses to four programs—our PD-1 program (including zimberelimab), our TIGIT program (including domvanalimab and AB308), our adenosine receptor antagonist program (including etrumadenant) and our CD73 program (including quemliclustat). In 2017, we entered into an Option and License Agreement (Taiho Agreement) with Taiho Pharmaceutical Co., Ltd. (Taiho) to facilitate and enable the development of our assets in Japan and certain other territories in Asia (excluding China). To date, Taiho has obtained licenses to three programs—our PD-1 program (including zimberelimab), our TIGIT program (including domvanalimab and AB308), and our adenosine receptor antagonist program (including etrumadenant).

2021 Say-on-Pay Vote

At our 2021 annual meeting of stockholders, approximately 92% of the votes cast on the say-on-pay proposal voted in support of the compensation paid to our named executive officers for 2020. While this vote was only advisory and not binding, the Compensation Committee believes that the 2021 stockholder vote generally endorsed our compensation philosophy and the decisions made for 2020 and did not make any significant changes to our core compensation philosophies and practices in 2021.

24.

2021 Business Highlights

The following summarizes key highlights of our corporate performance during our fiscal year ended on December 31, 2021:

•
We added significant value from our strategic partnerships:
o
Gilead exercised its option to three programs—our TIGIT program (including domvanalimab and AB308), our adenosine receptor antagonist program (including etrumadenant) and our CD73 program (including quemliclustat), based on encouraging early clinical data generated by us across these three programs.
o
Taiho exercised its option to our TIGIT program, which will further support the development and, if approved in its territories, commercialization of the molecules from this program.
•
We improved our cash position through the receipt of:
o
$725 million from Gilead as a result of its three option exercises, which amounts were received in early 2022.
o
$220 million from Gilead through an additional equity investment under our amended and restated stock purchase agreement. As a result, Gilead’s ownership in us increased to 19.5%, and Gilead may further increase its ownership in us up to a maximum ownership of 35% of our then-outstanding voting common stock.
•
We advanced our clinical programs and pipeline:
o
For ARC-7, our Phase 2 trial evaluating domvanalimab in combination with zimberelimab with or without etrumadenant vs. zimberelimab monotherapy in first-line metastatic, PD-L1≥50% non-small cell lung cancer (NSCLC), we conducted a second interim analysis in the fourth quarter of 2021. At this second interim analysis, both domvanalimab combination arms demonstrated differentiated activity compared to that of zimberelimab alone and the triplet arm numerically outperformed the doublet arm. No unexpected safety signals were observed and the safety profile for each arm appeared to be consistent with known immune checkpoint inhibitors in this setting.
o
Initiated ARC-12, our Phase 1/1b study for AB308, identified a recommended dose for AB308 in combination with zimberelimab and opened five expansion cohorts to explore AB308 in solid tumors and hematological malignancies.
o
For ARC-8, our Phase 1/1b study evaluating quemliclustat in combination with zimberelimab and gemcitabine/nab-paclitaxel in first-line metastatic pancreatic cancer, we completed enrollment of the single-arm dose expansion and randomized portions of this study. We also initiated another cohort within ARC-8 to evaluate quemliclustat in combination with zimberelimab and gemcitabine/nab-paclitaxel in second-line metastatic pancreatic cancer, an area of significant unmet need.
o
Initiated ARC-10, our first Phase 3 registrational study, which is evaluating domvanalimab in combination with zimberelimab vs. zimberelimab monotherapy vs. chemotherapy in first-line metastatic, PD-L1≥50% NSCLC.
o
Selected the development candidate for our HIF-2α program, AB521, and initiated ARC-14, our healthy volunteer study to assess the pharmacokinetic properties and safety profile of AB521.
o
Presented data from ARC-6, which is evaluating etrumadenant-based combinations in metastatic castrate-resistant prostate cancer (mCRPC) at ASCO. The early data from the etrumadenant + zimberelimab + docetaxel vs. docetaxel arms in 2L+ mCRPC demonstrated that the etrumadenant combination showed a 35% PSA response (defined as a >50% reduction in PSA level) in the Stage 1 portion of this study in 17 evaluable patients. The safety profile was consistent with the known profiles of each individual agent, and no significant additive toxicity was observed with the addition of etrumadenant.

25.

•
We advanced and expanded our research programs and focus:
o
Initiated our first research program for a non-oncology target, directed to the discovery and development of a potentially first-in-class small molecule that may be useful in a wide range of inflammatory conditions. This program is supported with funding from BVF Partners.
o
Expanded our collaboration with Gilead to include a research collaboration under which we will lead the discovery and early development of drug candidates against two novel oncology targets jointly selected by us and Gilead.

Compensation Philosophy and Objectives

The goals of our executive compensation program are to align our executive officers’ compensation with our corporate objectives and the interests of our stockholders. To do this, we focus on the following principles to guide decisions regarding executive compensation:

•
Competitive Total Compensation Package. We compete for qualified employees, including executive officers, both in the San Francisco Bay Area (where our principal offices are located) and in the pharmaceutical and biotechnology industries, where competition for talented employees is fierce. We strive to offer a market-competitive compensation package that enables us to attract and retain superior executive officers and other employees with outstanding skills and values who contribute to our long-term success.
•
Pay-for-Performance. We structure our executive compensation program so that executives are appropriately incentivized to achieve our annual corporate goals and longer-term business strategies and objectives. The annual bonus and equity awards for our executive officers are determined based on an assessment of the company’s performance and such executive officer’s contribution to the achievement of the company’s goals and objectives.
•
Alignment with Stockholders. We use equity-based awards to align executive incentives with the creation of stockholder value. For our executive officers, our equity awards are predominately weighted towards options as we believe that options provide a strong alignment with our stockholders’ interests because their entire value depends on future stock price appreciation; to a lesser extent we also grant restricted stock units “RSUs” as we believe that RSUs also promote retention and allow us to deliver value while using fewer authorized shares.
•
Flexibility, Simplicity and Parity. Our compensation program is intended to be flexible so that we can adapt to rapid changes in the competitive environment for executives in the biotechnology industry and simple in design to facilitate communication, understanding and administration. We also strive to provide internal parity for similarly situated executives within the company.
•
Avoidance of Excessive Perquisites. In general, we do not offer our executive officers any enhanced benefits or perquisites as compared to our overall employee population. However, from time-to-time, we may provide a perquisite if appropriate and also determined by our Compensation Committee to be aligned with the overall interests of the company.

Overview of Executive Compensation Process

Our Compensation Committee oversees the compensation policies, plans, and programs for all of our employees generally, but only reviews and specifically approves the compensation for our executive officers. In making its executive compensation determinations, our Compensation Committee considers recommendations from our Chief Executive Officer (except with respect to his own performance and compensation). The Compensation Committee considers our Chief Executive Officer’s input and can accept, reject or modify these recommendations in its discretion. The Compensation Committee may consult with compensation consultants, legal counsel and other advisors in designing our compensation program, including in evaluating the competitiveness of individual compensation packages.

26.

A key objective of our executive compensation program is to ensure that the overall compensation packages we offer our executive officers remain competitive with the packages offered by companies with which we compete for executive talent. Accordingly, our Compensation Committee, with the assistance of its compensation consultant, Radford, has developed a peer group of companies to serve as the basis for comparing our executive compensation program to the market. The Compensation Committee annually reviews the composition of the peer group to account for changes in both our business and the businesses of the companies in the peer group, considering:

•
Industry: biopharmaceutical companies, with a therapeutic focus on oncology
•
Stage of Development: clinical-stage companies, with an emphasis on companies in Phase 2 and Phase 3 development
•
Market Capitalization: market capitalization of between $500 million to $4.2 billion, representing a range of approximately one-third to three times our market capitalization at the time of review
•
Headcount: headcount of up to 500 employees, representing approximately 2.5 times our size at the time of review
•
Geography: geographically situated in a biotechnology hub, with a preference for companies based in Northern California.

Following this review, the Compensation Committee approved the following peer group to help set executive compensation for our fiscal year 2021:

Adverum Biotechnologies	Alector	Allakos
Apellis Pharmaceuticals	Ardelyx	Atara Biotherapeutics
ChemoCentryx	Constellation Pharmaceuticals	Cytokinetics
Dicerna Pharmaceuticals	Editas Medicine	Epizyme
Fate Therapeutics	Iovance Biotherapeutics	Kura Oncology
Odonate Therapeutics	Prothena	Revance Therapeutics
Syndax Pharmaceuticals	Turning Point Therapeutics	Xencor
Ziopharm Oncology	Zogenix

Elements of Compensation

Our executive compensation program generally consists of three principal components:

•
Base salary;
•
Short-term incentives in the form of an annual cash bonus opportunity; and
•
Long-term incentives in the form of equity incentive awards (stock options and RSUs).

As part of our pay-for-performance philosophy, a substantial portion of executive compensation is variable and at risk. However, we do not have any formal policies for allocating compensation among salary, cash bonus opportunity and equity incentives, or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each executive officer that it believes is appropriate to achieve the goals of our executive compensation program and our corporate objectives.

Base Salary

Base salary is intended to provide financial security through a fixed amount of cash compensation to compensate our executive officers for performing their day-to-day duties and responsibilities. We believe this balances against the impact of having the remainder of their compensation at risk in the form of annual cash bonuses and equity-based incentive compensation. The Compensation Committee establishes base salary amounts based on a number of factors, including the market data from peer companies provided by our compensation consultant, Radford, generally targeting the 50th to 75th percentile. However, the Compensation Committee also considers the scope of the executive officer’s responsibilities, experience, achievements, leadership, teamwork and value to us. The Compensation Committee reviews the base salary of each of our executive officers on an annual basis.

27.

Cash Bonus

Cash bonus is intended to motivate and reward our executive officers for attaining rigorous annual corporate performance goals that relate to our key business objectives. The Compensation Committee generally reviews annually the target bonus amounts, calculated as a percentage of base salary, which are determined based upon competitive bonus opportunities among our peer group, generally targeting the 50th to 75th percentile. The Compensation Committee determines actual bonus amounts earned after the end of the year based on the company’s overall performance and each individual’s achievement and contributions.

Our annual corporate performance goals are typically established around the beginning of each year. Management prepares a set of goals covering corporate, development and financial objectives and key activities, which is then reviewed and, following any modification the Compensation Committee deems appropriate, approved by our Compensation Committee. For 2021, our Compensation Committee approved corporate performance goals directed towards:

•
The advancement of our clinical development programs, including initiation of our first Phase 3 registrational study and rapid advancement of AB308;
•
Enhancing the value from our strategic collaborations, including through option exercises by Gilead;
•
The advancement of our discovery and research programs, including enabling the start of a first-in-human study for a new development candidate; and
•
Strengthening our cash balance.

We do not disclose the specific portions of these goals, because they include highly sensitive and competitive data, and therefore, we believe that such disclosure would result in competitive harm to us.

The Compensation Committee does not use a formula to calculate the company’s or any individual’s performance. Rather, it qualitatively evaluates the totality of the company’s progress and performance, contribution towards the creation of long-term stockholder value, and achievements relative to the goals. Achievements considered by the Compensation Committee include the “2021 Business Highlights” discussed above and the 2021 bonuses approved by the Compensation Committee for each Named Executive Officer are set forth below:

Name and Title	2021 Bonus Target (%)	2021 Bonus Target ($)	Bonus Payout for 2021 Performance ($)
Terry Rosen, Ph.D., Chief Executive Officer	-	-	300,000
Robert C. Goeltz, II, Chief Financial Officer	40%	174,000	175,000
Juan Carlos Jaen, Ph.D., President	50%	267,500	300,000
Jennifer Jarrett, Chief Operating Officer	50%	262,500	300,000
Carolyn Tang, General Counsel	40%	160,000	200,000
William Grossman, M.D., Ph.D., Former Chief Medical Officer	40%	200,000	-

Dr. Rosen has historically declined a bonus, so no bonus target was set for him for 2021. The Compensation Committee considered the company’s 2021 achievements, particularly the validation of our programs with Gilead’s option exercise to three programs, which the Committee considered critical to the company’s near- and long-term success, and Dr. Rosen’s leadership of the company, and in recognition of his performance with respect to these matters awarded him a bonus in the amount set forth in the table above.

With respect to Mr. Goeltz, key performance highlights included enhancing and strengthening the company’s finance team capabilities and infrastructure, particularly in accounting and financial planning. His leadership and foresight is critical to ensuring that we optimize the financial benefits of our relationship with Gilead.

With respect to Dr. Jaen, key performance highlights included uninterrupted operation of the company’s laboratory-based operations throughout 2021, advancement of the company’s HIF-2α program from development candidate selection through IND-enabling studies and into the clinical—all within 2021, broadening of the company’s

28.

relationship with Gilead to include two research collaboration targets that provide additional opt-in opportunities for Gilead and associated financial opportunities for us, and rapid initiation of and progress of the company’s first non-oncology program.

With respect to Ms. Jarrett, key performance highlights included leadership of corporate development efforts that culminated in $955 million in payments to us through Gilead’s equity investment and option exercises in 2021, and funding arrangement for the company’s first non-oncology program. Ms. Jarrett further led the creation of a holistic governance framework to improve collaboration and cooperation among teams and to address molecule and development specific activities.

With respect to Ms. Tang, key performance highlights included the negotiation of key strategic transactions, including the amendments associated with Gilead’s additional equity investment and option exercises in 2021, and funding agreement with BVF Partners. Ms. Tang further began the build out of the legal department infrastructure and supported the development of the company’s new governance framework.

Dr. Grossman did not receive a bonus as he left the company in July 2021.

Equity Incentives

We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. Therefore, equity awards represent the largest at-risk component of our executive compensation program. For our 2021 annual equity awards, other than for Ms. Jarrett, our Compensation Committee determined that the appropriate mix for our equity grants be split, with approximately 75% of the value delivered through stock options and 25% of the value delivered through RSUs. The Compensation Committee believes that this equity mix helps to ensure long-term performance and strong alignment with our stockholders’ interests because their value predominantly depends on future stock price appreciation. Including RSUs also promotes retention and allows us to deliver value while using fewer authorized shares. For Ms. Jarrett, her 2021 annual equity award was negotiated as part of her offer to rejoin the company.

In determining the aggregate value of the equity awards granted to our executive officers, the Compensation Committee considers a number of factors, including corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by Radford.

For our 2021 annual equity awards, the Compensation Committee approved these awards at its meeting in the first quarter of 2021 following completion of our annual performance review process. We do not time the grant of our equity awards to be in advance of the announcement of any material information.

Other Benefits

Our executive officers are eligible to participate in our health and welfare plans to the same extent as are all full-time employees generally. We have established a 401(k) tax-deferred savings plan, which permits participants, including our executive officers, to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. We are responsible for administrative costs of the 401(k) plan. In 2021, we began providing a company match to all eligible employees. For the 2021 plan year, we matched 100% of the participant’s salary deferrals up to 3% of their salary and a maximum of $2,000 per participant for the plan year. In addition, we provided a wellness and commuter payment of $300 per quarter for each eligible employee.

While we generally do not provide perquisites or other personal benefits to our executive officers, in 2021, we did reimburse Dr. Rosen for costs incurred in connection with his filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (HSR) and related tax gross up and legal fees. We believe that reimbursing our Chief Executive Officer for the HSR filing fee, tax consequences and legal fees was consistent with our compensation philosophy to have a substantial portion of each executive’s compensation be at risk in the form of equity awards. Absent this regulatory filing, Dr. Rosen would not be able to participate in our long-term incentive compensation program and, therefore, we determined that it was appropriate for us to reimburse him for this filing fee and any related tax liabilities.

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Hedging Policy

Our Insider Trading Policy provides that directors, officers and employees should not (i) engage in any short sales, (ii) acquire, sell, or trade in any interest or position relating to the future price of Arcus’s securities, such as a put or call option, nor (iii) borrow from a brokerage firm, bank or similar entity in order to purchase Arcus securities.

CEO Pay Ratio

Under SEC rules, we are required to calculate and disclose the ratio of our median employee’s annual total compensation to the annual total compensation of Dr. Rosen, our CEO. For the fiscal year ended December 31, 2021, the total compensation for Dr. Rosen was $9,480,974, as reported in the Summary Compensation Table, whereas the total compensation for our median employee was $296,616, resulting in a pay ratio of approximately 32:1.

We identified median employee by use of a “consistently applied compensation measure” (CACM) that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee (other than Dr. Rosen) as of November 15, 2021: (1) annual base pay, (2) annual target cash incentive opportunity, and (3) the grant date fair value for equity awards granted in 2021. After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management uses the CEO Pay Ratio measure in making compensation decisions.

Summary Compensation Table

The following table shows compensation awarded to or paid to, or earned by, our Named Executive Officers for the fiscal years ended December 31, 2021, 2020 and 2019:

		Salary		Bonus		Stock Awards(1)	Stock Options(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Name and Principal Position	Year	($)		($)		($)	($)	($)	($)		($)
Terry Rosen, Ph.D.	2021	366,875	(4)	300,000	(5)	1,652,850	6,896,008	-	265,241	(9)	9,480,974
Chief Executive Officer	2020	325,625	(4)	-		3,005,000	2,351,475	-	1,200		5,683,300
and Director	2019	340,000	(4)	-		-	1,375,700	-	1,200		1,716,900
Robert C. Goeltz, II (6)	2021	435,000		-		459,125	1,847,145	175,000	3,200		2,919,470
Chief Financial Officer	2020	175,000		-		-	3,507,000	75,000	300		3,757,300
Juan Carlos Jaen, Ph.D.	2021	535,000		-		711,644	2,863,075	300,000	3,200		4,412,919
President and Director	2020	515,000		-		1,652,750	1,343,700	275,000	1,200		3,787,650
	2019	500,000		-		-	1,375,700	250,000	1,200		2,126,900
Jennifer Jarrett (7)	2021	525,000		-		14,692,000	-	300,000	3,200		15,520,200
Chief Operating Officer	2020	125,000		-		90,150	10,578,439	75,000	28,171		10,896,760
and Director
Carolyn Tang (6)	2021	400,000		-		460,521	1,852,686	200,000	3,200		2,916,407
General Counsel	2020	337,515		-		958,650	767,080	175,000	1,200		2,239,445
William Grossman, M.D., Ph.D. (8)	2021	317,263		-		688,688	2,917,697	-	2,900		3,926,548
Former Chief Medical	2020	457,600		-		3,352,750	2,073,420	250,000	1,200		6,134,970
Officer	2019	296,667		200,000		-	2,723,040	180,000	600		3,400,307

(1) The amount represents the aggregate market value of restricted stock units on the date of grant.

(2) The amount represents the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718 and, in the case of Dr. Grossman, includes the incremental fair value of $146,979, as computed in accordance with ASC 718, associated with the modifications of Dr. Grossman's option awards to provide for extended post-termination exercisability to July 2022, as described under "Severance and Change of Control Benefits" below. The valuation assumptions used in determining fair values for option awards are described in Note 10 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(3) The amounts disclosed represent cash bonuses earned upon achievement of annual corporate performance goals for the applicable year and were payable after the end of the year according to the terms of the bonus program, based on the company's overall performance and each individual's achievement and contributions.

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(4) Dr. Rosen voluntarily agreed to reduce his salary from $400,000 for the fiscal years 2021, 2020 and 2019 to fund an employee meal program.

(5) Reflects a discretionary bonus paid in recognition of Dr. Rosen's contributions. See "Compensation Discussion and Analysis - Compensation Philosophy and Objectives - Elements of Compensation - Cash Bonus" for an explanation of this bonus.

(6) Was not an executive officer in 2019 and, in accordance with SEC regulations, 2019 compensation is not reported.

(7) In the period from January 2020 to October 2020, when she joined the company as Chief Operating Officer, Ms. Jarrett received $27,871 in fees (reported in the “All other compensation” column), 3,000 restricted stock units with a total grant date fair value of $90,150 (reported in the “Stock awards” column), and 14,000 stock options with a grant date fair value of $281,089 (reported in the “Stock options” column), all for her service as a nonemployee director. In October 2020, Ms. Jarrett received a new hire grant of 900,000 stock options with a grant date fair value of $10,297,350 (reported in the “Stock options” column).

(8) Dr. Grossman ceased to be an executive officer and employee of our company in July 2021.

(9) Includes $262,041 paid on Dr. Rosen's behalf for HSR filing fees and related payroll taxes.

2021 Grants of Plan-Based Awards

The following table shows certain additional information regarding grants of plan-based awards to our Named Executive Officers for the 2021 fiscal year:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Award	Grant-Date Fair Value of Stock and Option Award (2)
			Threshold	Target	Maximum
Name	Award Type	Grant Date	($)	($)	($)	(#)	(#)		($ per share)	($)
Terry Rosen, Ph.D.	Option	1/19/2021	-	-	-	-	280,000		36.73	6,896,008
	RSU	1/19/2021	-	-	-	45,000	-		-	1,652,850
	Bonus	N/A	-	-	-	-	-		-	-
Robert C. Goeltz, II	Option	1/19/2021	-	-	-	-	75,000		36.73	1,847,145
	RSU	1/19/2021	-	-	-	12,500	-		-	459,125
	Bonus	N/A	-	174,000	-	-	-		-	-
Juan Carlos Jaen, Ph.D.	Option	1/19/2021	-	-	-	-	116,250		36.73	2,863,075
	RSU	1/19/2021	-	-	-	19,375	-		-	711,644
	Bonus	N/A	-	267,500	-	-	-		-	-
Jennifer Jarrett	RSU	1/19/2021	-	-	-	400,000	-		-	14,692,000
	Bonus	N/A	-	262,500	-	-	-		-	-
Carolyn Tang	Option	1/19/2021	-	-	-	-	75,225		36.73	1,852,686
	RSU	1/19/2021	-	-	-	12,538	-		-	460,521
	Bonus	N/A	-	160,000	-	-	-		-	-
William Grossman, M.D., Ph.D.	Option	1/19/2021	-	-	-	-	112,500		36.73	2,770,718
	RSU	1/19/2021	-	-	-	18,750	-		-	688,688
	Bonus	N/A	-	200,000	-	-	-		-	-
	Modification	7/26/2021	-	-	-	-	301,980	(3)	-	146,979	(3)

(1) Reflects the target award each Named Executive Officer was eligible to receive. Actual amounts paid in early 2022 are presented in the Summary Compensation Table above.

(2) Represents the grant-date fair value of each equity award, calculated in accordance with Topic 718.

(3) Represents the incremental fair value, as computed in accordance with Topic 718, associated with the modifications of Dr. Grossman's option awards to provide for extended post-termination exercisability to July 2022, as described under "Severance and Change of Control Benefits" below.

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Outstanding Equity Awards at 2021 Fiscal Year End

The following table shows for the fiscal year ended December 31, 2021, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers:

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options			Option Exercise	Option	Number of Shares or Units That Have Not		Market Value of Shares or Units That Have Not
	Grant	Exercisable		Unexercisable	Price	Expiration	Yet Vested		Yet Vested(1)
Name	Date	(#)		(#)	($)	Date	(#)		($)
Terry Rosen, Ph.D.	1/16/2019	145,833	(2)	54,167	10.36	1/15/2029	-		-
	1/17/2020	167,708	(3)	182,292	10.23	1/16/2030	-		-
	1/19/2021	64,167	(3)	215,833	36.73	1/18/2031	-		-
	1/4/2018	-		-	-	-	2,630	(13)	106,436
	6/4/2020	-		-	-	-	75,000	(14)	3,035,250
	1/19/2021	-		-	-	-	33,750	(15)	1,365,863
Robert C. Goeltz, II	8/3/2020	83,333	(4)	166,667	21.06	8/2/2030	-		-
	1/19/2021	17,188	(3)	57,812	36.73	1/18/2031	-		-
	1/19/2021	-		-	-	-	9,375	(15)	379,406
Juan Carlos Jaen,	1/16/2019	145,833	(2)	54,167	10.36	1/15/2029	-		-
Ph.D.	1/17/2020	95,833	(3)	104,167	10.23	1/16/2030	-		-
	1/19/2021	26,641	(3)	89,609	36.73	1/18/2031	-		-
	1/4/2018	-		-	-	-	2,630	(13)	106,436
	6/4/2020	-		-	-	-	41,250	(14)	1,669,388
	1/19/2021	-		-	-	-	14,531	(15)	588,070
Jennifer Jarrett	3/15/2017	181,166	(5)	-	1.23	3/14/2027	-		-
	1/4/2018	107,694	(6)	-	5.39	1/3/2028	-		-
	6/8/2018	144,331	(7)	16,783	16.95	6/7/2028	-		-
	1/14/2019	34,028	(8)	972	9.07	1/13/2029	-		-
	6/6/2019	35,000	(5)	-	7.99	6/5/2029	-		-
	6/4/2020	14,000	(5)	-	30.05	6/3/2030	-		-
	10/1/2020	262,500	(9)	637,500	17.17	9/30/2030	-		-
	1/19/2021	-		-	-	-	300,000	(16)	12,141,000
Carolyn Tang	8/31/2017	34,090	(5)	-	2.57	8/30/2027	-		-
	1/4/2018	31,564	(3)	-	5.39	1/3/2028	-		-
	9/4/2018	25,000	(10)	5,000	14.47	9/3/2028	-		-
	1/28/2019	29,167	(3)	10,833	9.47	1/27/2029	-		-
	3/21/2019	18,229	(3)	6,771	11.86	3/20/2029	-		-
	9/12/2019	78,382	(11)	60,964	9.12	9/11/2029	-		-
	2/10/2020	47,917	(3)	52,083	11.68	2/9/2030	-		-
	1/19/2021	17,239	(3)	57,986	36.73	1/18/2031	-		-
	6/5/2020	-		-	-	-	24,750	(14)	1,001,633
	1/19/2021	-		-	-	-	9,403	(15)	380,539
William Grossman,	4/29/2019	241,667	(12)	-	10.49	7/1/2022	-		-
M.D., Ph.D.	1/17/2020	61,250	(12)	-	10.23	7/1/2022	-		-
	10/2/2020	25,000	(12)	-	17.00	7/1/2022	-		-
	1/19/2021	21,094	(12)	-	36.73	7/1/2022	-		-

(1) For the purpose of determining market value, we assumed a stock price of $40.47, the closing sale price per share of our common stock on December 31, 2021, the last business day of our last fiscal year.

(2) The shares subject to this option vest in 48 substantially equal monthly installments commencing on January 16, 2019, provided the officer remains in our continuous service through each vesting date.

(3) The shares subject to this option vest in 48 substantially equal monthly installments commencing on January 1 of the year of grant provided the officer remains in our continuous service through each vesting date.

(4) The shares subject to this option vest in 48 substantially equal monthly installments commencing on August 1, 2020, provided the officer remains in our continuous service through each vesting date.

(5) The shares subject to this option are fully vested.

(6) The shares subject to this option vest in 48 substantially equal monthly installments commencing on January 1, 2018, provided the officer remains in our continuous service through each vesting date. Shares under this grant may be early exercised prior to vesting.

(7) The shares subject to this option vest in 48 substantially equal monthly installments commencing on June 1, 2018, provided the officer remains in our continuous service through each vesting date.

(8) The shares subject to this option vest in 36 substantially equal monthly installments commencing on January 14, 2019, provided the officer remains in our continuous service through each vesting date.

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(9) The shares subject to this option vest in 48 substantially equal monthly installments commencing on October 1, 2020, provided the officer remains in our continuous service through each vesting date.

(10) The shares subject to this option vest in 48 substantially equal monthly installments commencing on September 1, 2018, provided the officer remains in our continuous service through each vesting date.

(11) The shares subject to this option vest in 48 substantially equal monthly installments commencing on September 12, 2019, provided the officer remains in our continuous service through each vesting date.

(12) Per the terms of his Separation Agreement, Dr. Grossman was granted until July 1, 2022 to exercise his vested options.

(13) Represents the unvested portion of our common stock acquired by the officer upon early exercise of their option grant. Our right of repurchase lapsed on January 1, 2022.

(14) The shares subject to this RSU award vest in four equal annual installments commencing June 15, 2021, provided the officer remains in our continuous service through each vesting date.

(15) The shares subject to this RSU award vest in four equal annual installments commencing December 15, 2021, provided the officer remains in our continuous service through each vesting date.

(16) The shares subject to this RSU award vest in sixteen substantially equal quarterly installments commencing March 15, 2021, provided the officer remains in our continuous service through each vesting date.

2021 Option Exercises and Stock Vested

There were no exercises of stock options by the Named Executive Officers during the year ended December 31, 2021. The below table describes the number of shares acquired upon vesting of RSUs for the Named Executive Officers during the year ended December 31, 2021:

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting (1) ($)
Terry Rosen, Ph.D.	36,250	1,065,350
Robert C. Goeltz, II	3,125	126,625
Juan Carlos Jaen, Ph.D.	18,594	531,504
Jennifer Jarrett (2)	103,000	3,413,370
Carolyn Tang	11,385	328,165
William Grossman, M.D., Ph.D.	32,500	916,725

(1) The amount represents the closing market price of our common stock on the vesting date by the number of shares of common stock that vested on that date.

(2) Includes the vesting of 3,000 shares granted in 2020 for Ms. Jarrett's service on the Board of Directors. The value realized on vesting of these shares totaled $74,370.

Severance and Change in Control Benefits

The table below provides the potential payments that each of our Named Executive Officers would have received (1) in the event of termination without cause or (2) in the event of termination without cause or by the Named Executive Officer for good reason in connection with a change in control. The amounts below assume that the triggering event occurred on December 31, 2021.

	Change in Control					No Change in Control
	Cash Severance	Bonus	Health Benefits	Equity Acceleration (1)	Total	Cash Severance	Bonus	Health Benefits	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)
Terry Rosen, Ph.D.	400,000	-	25,140	12,444,078	12,869,218	400,000	-	25,140	425,140
Robert C. Goeltz, II	326,250	174,000	27,010	3,830,630	4,357,889	326,250	174,000	27,010	527,260
Juan Carlos Jaen, Ph.D.	535,000	267,500	25,140	7,465,845	8,293,485	535,000	267,500	25,140	827,640
Jennifer Jarrett	393,750	262,500	15,832	27,512,946	28,185,028	393,750	262,500	15,832	672,082
Carolyn Tang	300,000	160,000	5,559	5,692,743	6,158,302	300,000	160,000	5,559	465,559

(1) The value of the equity acceleration would be equal to the shares multiplied by (i) in the case of options, the excess of the then current stock price over the exercise price of the options and (ii) in the case of RSUs, the then current stock price. For the purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 31, 2021, which was $40.47 per share.

Pursuant to the severance program approved by the Compensation Committee, in the event of termination without cause, Arcus’s Chief Executive Officer and President would be entitled to (a) severance in the amount of 12 months

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of the officer’s then-current base salary, (b) payment or reimbursement of healthcare continuation premiums under COBRA for up to 12 months and (c) consideration of their pro-rata bonus based on the number of days that the officer was employed during such year. Under the severance program, Arcus’s other C-level officers, which includes the named executive officers, are eligible for the foregoing severance benefits, but in an amount of up to nine months of the officer’s then-current base salary and up to nine months of healthcare continuation payments or reimbursements. The cash severance comprising amounts based on base salary and bonus would typically be provided in a lump sum shortly following the officer’s separation. The healthcare premiums would typically be made on a monthly basis in accordance with the company’s existing schedule for healthcare benefit payments. In all events, in order to receive the payments and benefits, the officer will be required to, among other things, execute and not revoke a general release of claims against the company and certain related parties.

Pursuant to the Severance and Change in Control Agreements entered into with each of our Named Executive Officers, if we terminate the respective officer’s employment for reasons other than cause, or if the officer voluntarily resigns for certain good reason (which we refer to collectively as an involuntary termination) within 12 months following a change in control (as defined in the agreement) of Arcus, then the officer will be eligible to receive, contingent on returning all of our property in the officer’s possession, executing and not revoking a general release of claims against us and certain related parties, and resigning as a member of our Board of Directors, continued payment of base salary for a twelve-month period, at the rate in effect at the time of termination (but without giving effect to any reduction triggering a resignation for good reason), a lump-sum cash amount equal to the officer’s target bonus for the fiscal year in which such termination occurs, prorated for the number of days that the officer was employed during such year, and if timely elected by the officer, payment of healthcare continuation premiums under COBRA for up to twelve months, and full vesting of all existing and future equity compensation awards.

Cause means the officer’s:

• unauthorized use or disclosure of our confidential information or trade secrets, which use or disclosure causes material harm to Arcus;

• material breach of any agreement with Arcus;

• material failure to comply with Arcus’s written policies or rules;

• conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State;

• gross negligence or willful misconduct;

• continuing failure to perform assigned duties after receiving written notification of the failure from Arcus or its Board of Directors; or

• failure to cooperate in good faith with a governmental or internal investigation of Arcus or its directors, officers or employees, if Arcus has requested such cooperation.

Good reason means a resignation of employment within twelve months after one of the following conditions has come into existence without the officer’s consent, which remains uncured more than 30 days after delivery of notice to us of such condition within 90 days following the initial existence of such condition:

• a reduction in the officer’s annual base salary by more than 10%, other than a general reduction that is part of a cost-reduction program that affects all similarly situated employees in substantially the same proportions;

• a relocation of the officer’s principal workplace by more than 25 miles from its location prior to a change in control; or

• a material reduction of responsibilities, authority or duties, provided that neither a mere change in title alone nor reassignment following a change in control to a position that is similar to the position held prior to the change in control shall constitute a material reduction in job responsibilities.

Change in control means certain mergers or consolidations of us with or into another entity; a sale, conveyance or other disposition of all or substantially all of our assets, property or business; or the acquisition by any person or persons acting as a group of beneficial ownership (or a right to acquire beneficial ownership) of shares representing a majority of the voting power of the then-outstanding shares of our capital stock.

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Dr. Grossman is not included in the table above as he was not employee on such date and did not receive any of the severance benefits described above. In connection with his departure from Arcus in July 2021, Arcus and Dr. Grossman entered into a separation agreement pursuant to which he (a) provided consulting services for 3 months, during which he continued to vest in his previously granted equity awards and (b) received an extension of his stock option exercise period to July 1, 2022. No other severance benefits were provided to Dr. Grossman.

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COMPENSATION OF DIRECTORS

Cash Compensation

We pay each of our non-employee directors annual cash retainers, paid quarterly in arrears, as follows:

	Prior to June 3, 2021	Subsequent to June 3, 2021
Retainer for each non-employee member of the Board:	$40,000	$40,000
Additional retainer for Lead Independent Director:	5,000	5,000
Additional retainer for Chair of Audit Committee:	20,000	20,000
Additional retainer for Chair of Compensation Committee:	12,000	15,000
Additional retainer for Chair of Nominating and Corporate Governance Committee:	10,000	10,000
Additional retainer for non-Chair members of Audit Committee:	10,000	10,000
Additional retainer for non-Chair members of Compensation Committee:	6,000	7,500
Additional retainer for non-Chair member of Nominating and Corporate Governance Committee:	5,000	5,000

Equity Compensation

Our Compensation Committee will grant to each non-employee director when he or she first becomes a member of the Board of Directors an initial equity award. From June 2020 to June 2021, the initial equity award consisted of an option to purchase up to 21,000 shares of the company’s common stock and an initial grant of 4,500 restricted stock units (RSUs). Beginning June 2021, the initial equity award consists of an option to purchase up to 26,600 shares of the company’s common stock and an initial grant of 5,700 RSUs. The initial equity awards are made automatically without any further action on the part of the Board or the Compensation Committee on the date the person becomes a director of the company. The option shall have an exercise price equal to the Fair Market Value (as defined in the company’s 2018 Equity Incentive Plan) on the date of grant and shall vest and become exercisable in substantially equal monthly installments over 36 months of continuous service provided by such member of the Board of Directors. The RSUs are subject to a three-year vesting schedule with one-third of the shares subject to the RSU vesting each year, subject to the director’s continuous service. The initial equity awards will become fully vested and exercisable in the event that Arcus is subject to a change in control.

Further, each non-employee director who continues serving on the Board after our annual meeting for that year receives an annual equity award. In 2021, the continuing directors received an option to purchase up to 14,100 shares of the Company’s common stock and 3,000 RSUs. The annual grants will be made automatically without any further action on the part of the Board or the Compensation Committee on the date of the company’s annual meeting of stockholders. The annual option shall have an exercise price equal to the Fair Market Value. Subject to the director’s continuous service on the Board of Directors, the annual equity awards will vest and become exercisable in full on the earlier of (x) the date that is 12 months following the date of grant or (y) the date of the next annual stockholder meeting following the grant. The annual equity awards will become fully vested and exercisable in the event that Arcus is subject to a change in control. The foregoing notwithstanding, a new director who has received an initial equity award as described above will not receive an annual equity award in the same calendar year.

Drs. Higgins, Parsey, and Quigley (Dr. Michael Quigley served as a director until he was replaced by Dr. Higgins on our Board in August 2021), as Gilead’s director designees pursuant to our investor rights agreement, do not receive any compensation.

36.

Director Compensation for Fiscal 2021

The following table sets forth information about the compensation of the non-employee members of our Board of Directors who served as a director during the year ended December 31, 2021. We did not pay any compensation for service as a director to Dr. Rosen, Dr. Jaen, Ms. Jarrett, Dr. Higgins, Dr. Parsey, or Dr. Quigley in the year ended December 31, 2021.

	Fees Earned or Paid in Cash	Stock Awards(1)	Options Awards(2)	All Other Compensation (3)	Total
Name	($)	($)	($)	($)	($)
Kathryn Falberg	66,000	74,370	232,900	-	373,270
Yasunori Kaneko, M.D.	77,000	74,370	232,900	-	384,270
David Lacey, M.D.	50,000	74,370	232,900	40,000	397,270
Nicole Lambert	16,196	141,094	431,535	-	588,825
Patrick Machado, J.D.	45,000	74,370	232,900	-	352,270
Andrew Perlman, M.D., Ph.D.	46,834	74,370	232,900	-	354,104
Antoni Ribas, M.D. Ph.D.	40,000	74,370	232,900	20,000	367,270

(1) The amount represents the aggregate fair market value of restricted stock units on the date of grant. Each of these directors was granted only one restricted stock unit award in 2021.

(2) The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Each of these directors was granted only one stock option award in 2021.

(3) Consists of cash compensation for service on our advisory boards.

The below table summarizes the options to purchase shares of our common stock and the unvested restricted stock units held by our non-employee directors at December 31, 2021:

Name	Number of Shares Subject to Option Awards	Number of Shares Subject to Restricted Stock Units
Kathryn Falberg	63,100	3,000
Yasunori Kaneko, M.D.	28,100	3,000
David Lacey, M.D.	69,100	3,000
Nicole Lambert	21,700	4,700
Patrick Machado, J.D.	78,100	3,000
Andrew Perlman, M.D., Ph.D.	35,100	6,000
Antoni Ribas, M.D., Ph.D.	83,100	3,000

37.

equity compensation plan information

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2021:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants or Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities reflected in Column (a)) (c)
Equity Compensation Plans	(#)	($ per share)		(#)
Approved by Stockholders (1)	8,034,447	$12.81	(2)	2,226,271
Not Approved by Stockholders(3)	5,061,553	$25.88		3,743,219
Total	13,096,000	$17.86		5,969,490

(1) The number of shares remaining available for future issuance includes shares available under our 2018 Equity Incentive Plan (2018 Plan), and shares available under our 2018 Employee Stock Purchase Plan (2018 ESPP). As of December 31, 2021, a total of 1,610,979 shares remained available for future issuance under the 2018 ESPP, of which a maximum of 879,000 shares could be issued in the current purchase period. The maximum number of shares subject to purchase rights under the 2018 ESPP is a function of stock price and total employee contributions. As such, Arcus cannot reasonably determine the number of shares subject to purchase rights as of December 31, 2021, and such shares are not reflected in the amount subject to rights outstanding.

(2) The weighted-average exercise price takes into account shares subject to outstanding restricted stock units, which have no exercise price. The weighted-average exercise price excluding such outstanding RSUs is $14.79.

(3) Represents shares of our common stock issuable pursuant to the 2020 Inducement Plan (2020 Plan). The Board adopted the 2020 Plan in January 2020, as subsequently amended, pursuant to which we reserved a total of 9,000,000 shares of our common stock for issuance under the 2020 Plan. The only persons eligible to receive grants of Awards under the 2020 Plan are individuals who satisfy the standards for inducement grants under NYSE Listed Company Manual Rule 303A.08 - that is, generally, a person not previously an employee or director of Arcus, or following a bona fide period of non-employment, as an inducement material to the individual's entering into employment with Arcus. An “Award” is any right to receive Arcus common stock pursuant to the 2020 Plan, consisting of non-statutory stock options, stock appreciation rights, restricted stock awards, RSUs, or any other stock award.

The number of shares of common stock reserved for issuance under the 2018 Plan automatically increases on January 1 of each year during the term of the 2018 Plan by the lesser of 3,750,000 shares, 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors.

The number of shares of common stock reserved for issuance under the 2018 ESPP automatically increases on January 1 of each year during the term of the 2018 ESPP by the lesser of 1,071,000 shares, 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors.

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Related Person Transactions

Policies and Procedures for Related Party Transactions

Our Audit Committee has the primary responsibility for the review, approval and oversight of any “related party transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements, or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We have adopted a written related party transaction policy under which our management is required to submit any related person transaction not previously approved or ratified by our Audit Committee to our Audit Committee. In approving or rejecting the proposed transactions, our Audit Committee will take into account all of the relevant facts and circumstances available.

Certain Related-Person Transactions

The following is a description of transactions since January 1, 2021, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are elsewhere in this proxy statement:

Relationship and transactions with Gilead Sciences, Inc. (Gilead)

We and Gilead, a beneficial holder of more than 5% of our capital stock, are parties to the following agreements:

•
Option, License and Collaboration Agreement entered into in 2020, as amended in November 2021, pursuant to which we received a $175 million upfront cash payment in July 2020 and an aggregate of $725 million in January 2022 for Gilead’s opt ins to three Arcus programs. We are eligible to receive option exercise payments of $150 million for each additional clinical-stage program that Gilead exercises its option to, and option exercise payments of $60 million for each of the two research programs that Gilead exercises its option to at the IND-stage. Gilead's option rights to future programs are contingent upon Gilead’s payments of up to $300 million in option continuation payments, consisting of a $100 million payment due at Gilead's option on each of the fourth, sixth, and eighth anniversaries of the agreement. In the U.S., we have the option to co-promote with Gilead with equal sharing of related profits and losses. Outside of the U.S., Gilead has the right to exclusively commercialize, subject to the rights of Arcus’s existing partners, and Gilead will pay to us tiered royalties as a percentage of revenues. With respect to domvanalimab, we are also eligible to receive up to $500 million in potential U.S. regulatory approval milestones. As of December 31, 2021, Gilead had obtained licenses to the following investigational products: zimberelimab, domvanalimab, AB308, etrumadenant, and quemliclustat.
•
Common Stock Purchase Agreement entered into in 2020, as amended in February 2021, pursuant to which Gilead purchased 5,963,029 shares for $200 million in July 2020, and 5,650,000 shares for $220 million in 2021. Pursuant to the stock purchase agreement, Gilead has the right, at its option, to purchase up to a maximum of 35% of our then-outstanding voting common stock, from time to time over a period of five years from closing of the original agreement in July 2020. As of December 31, 2021, Gilead held approximately 19.5% of our outstanding common stock.
•
Investor Rights Agreement entered into in 2020 that provides Gilead with the right to designate two individuals to be appointed to our Board of Directors, includes a three-year standstill and a two-year lockup, provides Gilead with registration rights commencing at the end of the lockup period and pro rata participation rights in certain future financings. Gilead’s current director designees are Linda Higgins, Ph.D., and Merdad Parsey, M.D, Ph.D.

Relationship and transactions with BVF Partners L.P. (BVF)

In October 2021, we and BVF entered into an agreement (the BVF Agreement) under which BVF will fund the discovery and development of compounds for the treatment of inflammatory diseases (the Program) by providing us with $15 million in three non-refundable payments. We received $5 million from BVF in the fourth quarter of 2021 and an additional $5 million in the first quarter of 2022. In return, we are obligated to perform research and development activities in the Program, to make contingent payments upon the achievement of certain clinical and regulatory milestones of up to $72.5 million or $160.0 million depending on whether the program is solely developed

39.

by us or as part of the collaboration with Gilead. We must also pay mid- to high-single digit royalties based on net sales of products generated by the Program. The agreement also provides BVF with the option to provide an additional $10 million in funding for the Program in exchange for an increase in the royalty rate.

Subsequent to our entry into the BVF Agreement, based on Schedule 13G filed by BVF on March 14, 2022, BVF became a beneficial owner of in excess of 5% of our outstanding common stock and, as of March 3, 2022, beneficially owns approximately 5.6% of our outstanding common stock.

Employment of Relatives of Executive Officer

One son of Terry Rosen, Ph.D., our Chief Executive Officer and member of our Board of Directors, has been employed by us since February 2016, currently in the capacity of Principal Investigator. In 2021, he earned approximately $196,708 in annual salary and other cash compensation. In 2021 he was also granted an option to purchase 2,500 shares of common stock with an exercise price of $31.49 per share. The grant date fair value of the option award, computed in accordance with FASB ASC Topic 718 was $52,788. For the same year, he was granted a restricted stock unit to acquire 1,250 shares of common stock with a grant date fair value of $39,363, and received other benefits consistent with other employees serving in the same capacity.

Another son of Terry Rosen, Ph.D., our Chief Executive Officer and member of our Board of Directors, joined us as a Scientist in November 2020. In 2021, he earned approximately $130,450 in annual salary and other cash compensation, and received other benefits consistent with other employees serving in the same capacity.

Consulting Agreements with Directors

Jennifer Jarrett

In January 2019, Ms. Jarrett resigned from her role as our Chief Financial and Chief Operating Officer and joined the Board of Directors. As part of her resignation, Ms. Jarrett entered into a one-year consulting agreement with the company in which she agreed to provide advisory services to management and assistance with the transition of responsibilities to other employees in the company. The agreement was amended in December 2019 to extend her consulting agreement for an additional year, until January 11, 2021. In exchange for these services, we provided compensation in the form of Ms. Jarrett’s 2018 bonus paid to her on the separation date and the continued vesting of Ms. Jarrett’s stock options throughout the consulting period. In 2019, we paid $200,000 to Ms. Jarrett as her 2018 bonus and 129,389 shares vested with an aggregate grant date fair value of $754,967.

Ms. Jarrett returned to the company in October 2020. Prior to her return, 103,118 shares vested in 2020 under her consulting agreement with an aggregate grant date fair value of $586,370.

David Beier

In June 2020, Mr. Beier ceased to be a member of the Board of Directors and entered into a consulting agreement with the company. Under the terms of the consulting agreement, Mr. Beier agreed to provide advisory services to management until January 1, 2022 in exchange for continued vesting of his stock awards. At the inception of the consulting agreement in June 2020, Mr. Beier had 19,992 outstanding options which had an aggregate grant date fair value of $131,148. In 2020 and 2021 respectively, 6,314 and 12,626 of these shares vested under the consulting agreement with aggregate grant date fair values totaling $41,420 and $82,827, respectively.

40.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Arcus Biosciences, Inc. stockholders may be “householding” Arcus’s proxy materials. A single Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Arcus Biosciences, Inc. Direct your written request to Arcus Biosciences, Inc., Attention: Corporate Secretary, 3928 Point Eden Way, Hayward, CA 94545, or at (510) 694-6200. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

41.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote, to the extent permitted by SEC rules, on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Terry Rosen

Terry Rosen, Ph.D.

Chief Executive Officer and Chairman of the Board

April 20, 2022

A copy of Arcus Biosciences, Inc.’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to: Corporate Secretary, Arcus Biosciences, Inc., 3928 Point Eden Way, Hayward, CA 94545.

42.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED DETACH AND RETURN THIS PORTION ONLYD77000-P73176 For Withhold For Against Abstain ARCUS BIOSCIENCES, INC. 3928 POINT EDEN WAY HAYWARD, CA 94545 2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered publicaccounting firm of Arcus Biosciences for its fiscal year ending December 31, 2022. 3. To approve, on an advisory basis, the compensation of Arcus Biosciences' named executive officers, as disclosed in the Proxy Statement. 1a. Yasunori Kaneko, M.D. 1b. Patrick Machado 1c. Andrew Perlman, M.D., Ph.D. 1d. Antoni Ribas, M.D., Ph.D. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. Election of Directors ARCUS BIOSCIENCES, INC. The Board of Directors recommends you vote FOR the following proposals: Nominees: VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 13, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RCUS2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 13, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w
 D77001-P73176 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. ARCUS BIOSCIENCES, INC. Annual Meeting of Stockholders June 14, 2022 8:30 AM PDT This proxy is solicited by the Board of Directors
 The stockholder(s) hereby appoint(s) Terry Rosen, Ph.D. and Juan Carlos Jaen, Ph.D., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Arcus Biosciences, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM PDT on June 14, 2022, virtually at www.virtualshareholdermeeting.com/RCUS2022 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
 Continued and to be signed on reverse side

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D45504-P54573 ARCUS BIOSCIENCES, INC. Annual Meeting of Stockholders June 3, 2021 8:30 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Terry Rosen, Ph.D. and Juan Carlos Jaen, Ph.D., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Arcus Biosciences, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, PDT on June 3, 2021, virtually at www.virtualshareholdermeeting.com/RCUS2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side